Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

ACELRX PHARMACEUTICALS, INC.,

a Delaware corporation;

CONSOLIDATION MERGER SUB, INC.

a Delaware corporation; and

TETRAPHASE PHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of March 15, 2020

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	—	Form of Bylaws of Surviving Corporation
Exhibit D	—	Form of CVR Agreement

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of March 15, 2020, by and among ACELRX PHARMACEUTICALS, INC., a Delaware corporation (“Parent”); CONSOLIDATION MERGER SUB, INC., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”); and TETRAPHASE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved the Merger and adopted this Agreement, and Parent, as sole stockholder of AcelRx Intermediate Sub, Inc., a Delaware corporation, will cause AcelRx Intermediate Sub, Inc., as sole stockholder of Merger Sub, to, immediately following the execution and delivery of this Agreement, approve the Merger and adopt this Agreement.

C. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Effective Time, Parent and the Rights Agent will enter into the CVR Agreement.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent (the “Company Stockholder Voting Agreements”) concurrently with the execution of this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 101 California Street, San Francisco, CA 94111, or such other location or means as shall be mutually agreed by the parties, including by remote exchange of electronic copies of documents (including by portable document format (.pdf) delivered by electronic mail), on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

(b) The Bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit C; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares) shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the Exchange Ratio and (B) one contingent value right per share (a “CVR”) representing the right to receive the consideration set forth in the CVR Agreement (together with the Exchange Ratio, the “Merger Consideration”); and

(iv) each share of the Common Stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent and a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.5(b) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock (other than any Dissenting Company Shares) who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s), or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent, with numbers ending with ..5 or more being rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Parent Common Stock on the Nasdaq Global Select Market for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date on which the Merger becomes effective.

(d) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder of the Company who (A) has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (B) has properly complied with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 1.5. By virtue of the Merger, all Dissenting Company Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration pursuant to Section 1.5(a), without any interest thereon, upon surrender of the Company Stock Certificate(s) or Book Entry Shares that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 1.7. The Company shall give Parent (i) prompt notice of, together with copies of, any demand received by the Company for payment of the fair value of any Company Common Stock, withdrawals of such demands, and any other instruments received by the Company as part of any such demand for dissenter’s rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal rights or settle or offer to settle or compromise any such demands for payment in respect of Dissenting Company Shares.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock and CVRs as contemplated by Section 1.5, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for non-certificated shares of Parent Common Stock in book entry form, CVRs, and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Exchange Agent shall (and Parent shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the number of whole shares of Parent Common Stock and CVRs that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock and CVRs (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(c)) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any non-certificated shares of Parent Common Stock in book entry form and CVRs, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a reasonable and customary indemnification obligation against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock, CVRs, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.5(c), and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), any CVRs or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.8 Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to be treated as a sale or exchange of Company Common Stock that is subject to Section 1001 of the Code. Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, no party shall be considered to have made any representations or warranties regarding the Tax treatment of the Contemplated Transactions, or any of the Tax consequences to any holder of Company securities of this Agreement or the CVR Agreement, or any other aspect of the Contemplated Transactions. The Company acknowledges that it and holders of its securities are relying solely on their own Tax advisors in connection with this Agreement, the CVR Agreement, and the Contemplated Transactions.

1.9 Withholding Rights. Each of the Exchange Agent, the Surviving Corporation, Parent and any of their respective affiliates shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, the CVR Agreement and/or the Contemplated Transactions such amounts as it determines are required by any law to be deducted and withheld. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10 Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.11 Calculation of Company Net Cash.

(a) For purposes of this Agreement, the “Anticipated Closing Date” shall be the anticipated date for Closing, as agreed upon by Parent and the Company at least 10 days prior to the Company Stockholders’ Meeting, or, if Parent and Company cannot so agree, the scheduled date of the Company Stockholders’ Meeting. At least five days prior to the Anticipated Closing Date, the Company shall deliver to Parent a schedule (the “Net Cash Schedule”), in the form set forth as Schedule I of the Company Disclosure Schedule, setting forth the Company’s good faith estimate of Company Net Cash as of the Anticipated Closing Date (the “Net Cash Calculation”), prepared and certified by the Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Company’s principal accounting officer). The Company shall, during the period from delivery of the Net Cash Schedule until 5:00 p.m. Pacific Time on the Response Date, make available to Parent, or its accountants and/or counsel (in each case upon reasonable notice, at reasonable times and in a manner that does not interfere with the operation of the Company’s business), the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Parent.

(b) By 5:00 p.m. Pacific Time on the third calendar day after delivery of the Net Cash Schedule (the “Response Date”), Parent will have the right to dispute in good faith any part of the Net Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Net Cash Calculation. A Dispute Notice may only be given if the aggregate amount in dispute is greater than $250,000.

(c) If on or prior to the Response Date, Parent (i) timely notifies the Company in writing that it has no objections to the Net Cash Calculation or (ii) fails to timely deliver a Dispute Notice as provided in Section 1.11(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash at the Closing Date for purposes of this Agreement.

(d) If Parent timely delivers a Dispute Notice on or prior to the Response Date, then Representatives of both parties shall promptly (and in any event within two days following timely delivery of the Dispute Notice) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Closing Date for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Company Net Cash at the Closing Date pursuant to Section 1.11(d) by 5:00 p.m. Eastern time on the third calendar day after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon in writing), then Grant Thornton LLP, or such other independent auditor of recognized national standing as the Parent and the Company shall jointly select (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use reasonable best efforts to cause the Accounting Firm to make its determination within 10 calendar days after accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. In determining the Company Net Cash hereunder, the Accounting Firm shall act as an expert and not as an arbitrator, and the Accounting Firm’s authority is limited to resolving disputed issues of fact (and not law). The procedures set forth in this Section 1.11(e) concerning the determination of Company Net Cash hereunder by the Accounting Firm shall be governed by the law of expert determination and appraisal rather than the law of arbitration. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash at the Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 1.11(e) and, if necessary, the End Date shall be deemed extended to allow for such resolution. The fees and expenses of the Accounting Firm shall be allocated between Parent and Company in the same proportion that the disputed amount of Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Company Net Cash (and for the avoidance of doubt the fees and expenses to be paid by the Company shall reduce Company Net Cash). If this Section 1.11(e) applies as to the determination of Company Net Cash at the Anticipated Closing Date, upon resolution of the matter in accordance with this Section 1.11(e), the Company Net Cash as so determined shall be deemed to be the Company Net Cash for all purposes of this Agreement, and shall not be subject to any re-determination.

1.12 CVR Agreement. At or prior to the Effective Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental to any holder of CVRs).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 (other than, in the case of clause (a) of this paragraph, the representations and warranties contained in Section 2.3) is qualified by and subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC at any time on or after December 31, 2018 and prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar predictive or forward-looking sections; (b) the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2 in which such representation and warranty appears; and (c) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Tetraphase Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(b) Each of the Tetraphase Companies is a corporation or other Entity duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have a Company Material Adverse Effect.

(c) Each of the Tetraphase Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Tetraphase Companies, including all amendments thereto.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 125,000,000 shares of Company Common Stock, of which 7,259,236 shares are issued and outstanding as of the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares of Company Preferred Stock are issued or outstanding as of the Reference Date. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Tetraphase Companies (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right pursuant to any certificate of incorporation (or similar organizational document) or Contract to which any Tetraphase Company or, to the Company’s knowledge, to which any stockholder of the Company, is a party; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Tetraphase Companies is bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the Reference Date: (i) 160,307 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 2,506 shares of Company Common Stock are reserved for future issuance pursuant to the Tetraphase 2014 Employee Stock Purchase Plan (the “Company ESPP”) and 0 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the Company ESPP (based on the fair market value of a share of Company Common Stock as of the trading date one (1) trading date prior to the date of this Agreement); (iii) 41,213 shares of Company Common Stock are subject to issuance upon vesting of grants of Company RSUs; (iv) 12,850 shares of Company Common Stock are subject to issuance upon vesting of grants of Company PRSUs; (v) 246,741 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plans; and (vi) 11,478,477 shares of Company Common Stock are subject to issuance pursuant to Company Warrants.

(d) Part 2.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the Reference Date the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, Company RSU, Company PRSU or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires (if applicable); and (viii) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has

Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and to the knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Tetraphase Companies.

(e) Part 2.3(e) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the Reference Date the following information: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; and (iv) the date on which such Company Warrant expires.

(f) Except as set forth in Sections 2.3(a), 2.3(c) or 2.3(d), as of the Reference Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Tetraphase Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Tetraphase Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Tetraphase Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All outstanding shares of Company Common Stock, and all options and other Company Equity Awards and other securities of the Tetraphase Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws or any Company Permitted Encumbrances).

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC between December 31, 2018 and, solely for purposes of this sentence, the date of this Agreement (and for all other purposes under this Agreement since December 31, 2018), including all amendments thereto since December 31, 2018 (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since December 31, 2018 have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the

Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete in all material respects, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 2 and 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Tetraphase Companies required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company is in compliance in all material respects with the applicable listing requirements of the Nasdaq Global Select Market, and has not between December 31, 2018 and the date of this Agreement received any notice asserting any non-compliance with the listing requirements of the Nasdaq Global Select Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, in each case in accordance with GAAP. No financial statements of any Person other than the Tetraphase Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Tetraphase Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Tetraphase Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Tetraphase Companies that could have a material effect on the Company’s consolidated financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2018. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between December 31, 2018 and the date of this Agreement, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Tetraphase Companies; (B) any fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) None of the Tetraphase Companies is a party to nor has any obligation or other commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2019 and the date of this Agreement, there has not been any (a) Company Material Adverse Effect, or (b) action, event or occurrence that would have required the consent of the Parent pursuant to Section 4.2(b) (other than subsections (ii), (iii), (vii), (viii), (ix), (x), (xii), (xiii) and (xviii) thereof) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6 Title to Assets. The Tetraphase Companies own, and have good and valid title to, all material assets (excluding, for purposes of this Section 2.6, Intellectual Property and Intellectual Property Rights) purported to be owned by them, including: (a) all such assets reflected on the Company Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other such assets reflected in the books and records of the Tetraphase Companies as being owned by the Tetraphase Companies. All of said assets are owned by the Tetraphase Companies free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, warehousemen’s or other statutory liens arising in the ordinary course of business and for which appropriate reserves have been established on the face of the Company Audited Balance Sheet to the extent required by GAAP; (iii) liens on goods in transit incurred in the ordinary course of business; (iv) liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Tetraphase Companies, taken as a whole; and (v) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, “Company Permitted Encumbrances”). The Tetraphase Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including: (A) all such assets reflected as leased on the Company Audited Balance Sheet; and (B) all other such assets reflected in the books and records of the Tetraphase Companies as being leased to the Tetraphase Companies, and, as of the date of this Agreement, the Tetraphase Companies enjoy undisturbed possession of such leased assets.

2.7 Loans; Customers; Suppliers and Manufacturers.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Tetraphase Companies to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 2.7(b) of the Company Disclosure Schedule accurately identifies Tetraphase Companies’ top five customers in the fiscal year ended in December 31, 2019 and the aggregate amount of gross sales in dollars made by the Tetraphase Companies during such period. As of the date of this Agreement, the Company has not received any written notice indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule intends to cease dealing with or materially reduce its orders from any of the Tetraphase Companies.

(c) Part 2.7(c) of the Company Disclosure Schedule accurately identifies Tetraphase Companies’ top 10 suppliers or manufacturers of the Tetraphase Companies in the fiscal year ended in December 31, 2019 and the aggregate purchase volume in dollars from such supplier or manufacturer made by the Tetraphase Companies during such period. As of the date of this Agreement, the Company has not received any written notice indicating that any supplier, manufacturer or other Person identified or required to be identified in Part 2.7(c) of the Company Disclosure Schedule intends to cease providing or materially reduce services or supplies to any of the Tetraphase Companies.

2.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other material tangible assets owned by or leased to and necessary for the operation of the Tetraphase Companies are adequate for the uses to which they are, as of the date of this Agreement, being put, are, as of the date of this Agreement, in all material respects, in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Tetraphase Companies in the manner in which such businesses are being conducted on the date of this Agreement.

(b) No Tetraphase Company owns any real property.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each lease pursuant to which any of the Tetraphase Companies leases real property from any other Person (all real property leased to the Tetraphase Companies pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Tetraphase Companies, is referred to as the “Tetraphase Leased Real Property”). Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Tetraphase Company) a right of use or occupancy of any of the Tetraphase Leased Real Property. Except

as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Tetraphase Leased Real Property other than a Tetraphase Company. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies has received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a material default, alleged material failure to perform, or any material offset or counterclaim with respect to any occupancy agreement with respect to any Tetraphase Leased Real Property which has not been fully remedied and withdrawn.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies: (i) each material item of Registered IP in which any of the Tetraphase Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or has or purports to have an interest of any nature that has been incorporated into any Company Product and has been licensed by any of the Tetraphase Companies on an exclusive basis (the “Tetraphase Registered IP”); (ii) the material jurisdiction in which such material Tetraphase Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has a material ownership interest in such item of material Tetraphase Registered IP and the nature of such ownership interest; and (iv) all material filings required to be made with any Governmental Body as of the date of this Agreement with respect to each item of material Tetraphase Registered IP in order to maintain or renew the Tetraphase Registered IP during the 6 month period following the date of this Agreement.

(b) The Tetraphase Companies exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property co-owned with a third party or licensed to the Company) free and clear of any Encumbrances (other than Company Permitted Encumbrances and non-exclusive licenses granted by any Tetraphase Company in connection with the sale or license of Company Products in the ordinary course of business). For any Company IP incorporated into any Company Product that is co-owned, the Company has the exclusive rights to the co-owned Company IP. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Tetraphase Companies in the Company IP that is Tetraphase Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP incorporated into any Company Product has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Tetraphase Companies and confidentiality provisions protecting such Company IP;

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP or Company Product;

(iv) the Tetraphase Companies have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by any of the Tetraphase Companies, or purported to be held by the Tetraphase Companies, as a trade secret to the extent that such Tetraphase Companies have determined such proprietary information should be protected as a trade secret;

(v) none of the Tetraphase Companies is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Tetraphase Companies to grant or offer to any other Person any license or right to any Company IP; and

(vi) to the knowledge of the Company, the Tetraphase Companies own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Tetraphase Companies as conducted as of the date of this Agreement.

(c) To the knowledge of the Company, all Company IP that is material to the business of any of the Tetraphase Companies is valid, subsisting and enforceable. To the knowledge of the Company, there are no Intellectual Property Rights owned by any third party that (i) is required by the Company to conduct its business as currently conducted and (ii) the Company is not currently authorized to use.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(e) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(e) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written correspondence that has been received by Tetraphase Companies or any Representative of any of the Tetraphase Companies between December 31, 2018 and the date of this Agreement regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(f) To the knowledge of the Company, none of the Company Products has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(g) No infringement, misappropriation or similar claim or Legal Proceeding is or, between December 31, 2018 and the date of this Agreement, has been pending and served or, to the knowledge of the Company, pending and not served or threatened against any Tetraphase Company or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Tetraphase Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), in each case which would be material to the Tetraphase Companies, taken as a whole.

(h) Except as set forth in Part 2.9(h) of the Company Disclosure Schedule, between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies has received any written notice or, to the knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Tetraphase Companies or the Company Products, in each case which would be material to the Tetraphase Companies, taken as a whole.

(i) None of the Tetraphase Companies has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(j) The IT Systems are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary, for the conduct of the business of the Company as currently conducted. The Company has not experienced within the 12 months prior to the date of this Agreement any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the IT Systems.

(k) With respect to the business of the Tetraphase Companies, the Tetraphase Companies have implemented reasonable disclosures, policies and procedures with respect to the collection, use, disclosure, and storage of personally identifiable information that comply in all material respects with applicable Legal Requirements. As of the date of this Agreement, none of the Tetraphase Companies is a party to or the subject of any pending Legal Proceeding that alleges that it has violated any such Legal Requirements, except as would not be material to the Tetraphase Companies, taken as a whole. None of the Tetraphase Companies has knowledge of any information security breach of its systems that would require it (under applicable statutes or regulations) to notify any individuals.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Company Contract that constitutes a Company Material Contract and which remains in effect as of the date hereof and under which a Tetraphase Company has remaining material rights or obligations. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i) any Contract in effect and which has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act;

(ii) any Contract: (A) constituting a Company Employee Agreement under which annual salary or other stated annual cash compensation exceeds $200,000; (B) pursuant to which any of the Tetraphase Companies is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Tetraphase Companies is or may become obligated to make any bonus or similar payment (other than payments constituting bonuses or commissions paid in the ordinary course of business); or (D) pursuant to which any of the Tetraphase Companies is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Tetraphase Companies other than pursuant to agreements on forms described in Section 2.10(a)(i) above;

(iii) any Contract with any labor union or any collective bargaining agreement or similar Contract for the benefit of any Company Associate(s);

(iv) each material Contract pursuant to which any Intellectual Property Rights or Intellectual Property that has been incorporated into any Company Product and is licensed to any Tetraphase Company (other than non-exclusive licenses to unmodified commercially available third party software);

(v) each material Contract pursuant to which any Intellectual Property Rights or Intellectual Property incorporated into any Company Product are licensed by any Tetraphase Company;

(vi) any material Contract with any distributor and any material contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative, other than confidentiality or nondisclosure agreements entered into in the ordinary course of business;

(vii) any material Contract (other than any purchase order entered into in the ordinary course of business) with sole source or single source suppliers to any Tetraphase Company of products or services, other than confidentiality or nondisclosure agreements entered into in the ordinary course of business;

(viii) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(ix) any Contract (A) that restricts the ability of the Tetraphase Companies to compete in any business or with any Person in any geographical area; (B) in which the Company or any Tetraphase Company has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate; (C) in which the Company or any Tetraphase Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate; or (D) which provides for “exclusivity” or any similar requirement in favor of any third party, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the business of the Tetraphase Companies, taken as a whole, as currently conducted;

(x) any Contract incorporating or providing for any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of Contracts previously Made Available by the Company to Parent;

(xi) any Contract providing for any currency hedging;

(xii) any Contract requiring that any of the Tetraphase Companies give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xiii) any Contract providing for the lease or sublease of Tetraphase Leased Real Property;

(xiv) any Contract that is a Government Contract;

(xv) any Contract, not covered by another clause of this Section 2.10(a), that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the fiscal year ending December 31, 2019; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the fiscal year ending December 31, 2020; (C) involved the performance of services having a value in excess of $200,000 in the fiscal year ended December 31, 2019; or (D) requires by its terms the performance of services having a value in excess of $200,000 in the fiscal year ending December 31, 2020;

(xvi) any material Contract that has a term of more than one year and which may not be terminated by a Tetraphase Company (without penalty in excess of $75,000) within 120 days after the delivery of a termination notice by such Tetraphase Company (other than confidentiality or nondisclosure agreements entered into by any Tetraphase Company); and

(xvii) any Contract, the termination of which would have a Company Material Adverse Effect.

The Company has delivered or Made Available (including by filing with the SEC) to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract as of the date of this Agreement.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect (except for Contracts that are expired, terminated, and/or not renewed during the Pre-Closing Period), and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Tetraphase Companies has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate in any material respect the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify in any material respect any Company Material Contract; and (iv) between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies has received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible material violation or breach of, or material default under, any Company Material Contract.

2.11 Liabilities. None of the Tetraphase Companies has any material accrued, contingent or other liabilities of the type required by GAAP to be disclosed, accrued or reserved in the liabilities column of the consolidated balance sheet of the Tetraphase Companies, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Tetraphase Companies since the date of the Company Audited Balance Sheet in the ordinary course of business consistent in all material respects with past practice; (c) liabilities for performance of obligations of the Tetraphase Companies pursuant to the express terms of Company Contracts Made Available to Parent prior to the date of this Agreement (or not required by this Agreement to be Made Available) and not arising under or resulting from any breach or nonperformance of such Company Contract; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements; Regulatory Matters.

(a) Each of the Tetraphase Companies is, and has during two years prior to the date of this Agreement been, in compliance in all material respects with all Legal Requirements, which are applicable to the business, properties, assets and activities of the Tetraphase Companies. During the two years prior to the date of this Agreement, none of the Tetraphase Companies has received any written notice or, to the knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

(b) Each Company Product is being or has been researched, developed, tested, manufactured, packaged, labeled, handled, stored, supplied, distributed, marketed, commercialized, imported, exported, and sold in compliance in all material respects with all Health Care Laws.

(c) The Company has Made Available to Parent complete and correct copies of each NDA and each IND submitted to the FDA with respect to the Company Products, including all supplements and amendments thereto.

(d) Between December 31, 2018 and the date of this Agreement, the Company has not received any written communication from the FDA or any other Governmental Body, including any warning letter or untitled letter, that alleges or suggests that the Tetraphase Companies are not in compliance in all material respects with any applicable requirements under the Health Care Laws.

(e) To the knowledge of the Company, as of the date of this Agreement, there are no pending or threatened material investigations, suits, claims, actions or other material Legal Proceeding against the Tetraphase Companies relating to the Company Products, including those relating to or arising under applicable Health Care Laws. Between December 31, 2018 and the date of this Agreement, no Tetraphase Company nor any of its officers or employees (in his or her capacity as such) has been or is subject to any enforcement proceedings by the FDA or any other Governmental Body. Between December 31, 2018 and the date of this Agreement, there has not been and is not now any Form FDA 483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information pending or in effect against the Tetraphase Companies or any of its officers or employees with respect to the Company Products, and Tetraphase Companies have no material liability (whether actual or contingent) for failure to comply with the applicable Health Care Laws.

(f) The Tetraphase Companies have maintained reasonable records relating to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of the Company Products in material compliance with the applicable Health Care Laws, and the Company has submitted to the FDA and other Governmental Bodies in a timely manner all required notices and annual or other reports, including adverse experience reports and annual reports, related to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of the Company Products, except as would not be material to the Tetraphase Companies, taken as a whole.

(g) Neither any of the Tetraphase Companies nor, to the knowledge of the Company, any officer, employee or agent of any of the Tetraphase Companies, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, which administers Health Care Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, which administers Health Care Laws, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other such Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar policy.

(h) All manufacturing operations relating to the Company Products conducted by or on behalf of Tetraphase Companies have been and are being conducted in compliance in all material respects with applicable provisions of Current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B), 21 C.F.R. Parts 210 and 211, and applicable final guidance documents, as amended from time to time. As of the date of this Agreement, no Company Product has been voluntarily recalled, suspended, or discontinued by the Tetraphase Companies at the request of the FDA or any other Governmental Body. As of the date of this Agreement, no Tetraphase Company has received any notice from the FDA or any other applicable Governmental Body that it has commenced, or, to the knowledge of the Company, threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Company Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company Product, except as would not be material to the Tetraphase Companies, taken as a whole.

(i) All nonclinical studies and clinical trials relating to the Company Products conducted by or on behalf of the Tetraphase Companies have been, or are being, conducted in compliance in all material respects with the requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar Legal Requirements in other jurisdictions, and all Legal Requirements relating to protection of human subjects.

(j) The Tetraphase Companies have promoted the Company Products in compliance in all material respects with all applicable Health Care Laws and other Legal Requirements. As of the date of this Agreement, the Tetraphase Companies have not received, and to the Company’s knowledge, do not have pending or in effect any notice, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from the FDA or any Governmental Body concerning material noncompliance with Health Care Laws and other Legal Requirements with regard to promotion of Company Products.

(k) No Tetraphase Company, nor, to the Company’s knowledge, its officers, employees, agents or contractors, have been debarred or have been convicted of any crime or engaged in any conduct that resulted in debarment under 21 U.S.C. § 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Health Care Laws, and no Tetraphase Companies or, to the knowledge of the Company, any of its officers, employees, agents or contractors, has engaged in any conduct that would reasonably be expected to result in debarment or disqualification as an investigator. No Tetraphase Company, nor, to the Company’s knowledge, its officers, employees, agents or contractors, has been excluded or convicted of any crime for which exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law, could result.

(l) The Company has Made Available to Parent accurate and complete copies of any Health Care Law compliance policy or similar codes, policies, or guidelines adopted by the any of the Tetraphase Companies.

2.13 Certain Business Practices. None of the Tetraphase Companies, and (to the knowledge of the Company) no Representative of any of the Tetraphase Companies with respect to any matter relating to any of the Tetraphase Companies, have: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other material unlawful payment.

2.14 Governmental Authorizations.

(a) The Tetraphase Companies hold all material Governmental Authorizations necessary to enable the Tetraphase Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Tetraphase Company is, and at all times since December 31, 2018 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies have received any written notice (or, to the knowledge of the Company, any other communication) from any Governmental Body regarding: (i) any material violation of or failure to comply in any material respect by any of the Tetraphase Companies with any term or requirement of any of the Tetraphase Companies’ material Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Company Disclosure Schedule lists each material grant, incentive or subsidy provided or made available to or for the benefit of any of the Tetraphase Companies by or on behalf of any U.S. federal, state or local Governmental Body or any foreign Governmental Body, whether directly or indirectly as a subcontractor, subrecipient, subgrantee, or similar (at any tier) in connection with a grant, incentive or subsidy between another Person and a Governmental Body. Each of the Tetraphase Companies is, and has been since December 31, 2018 in compliance in all material respects with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation by the Company of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

2.15 Tax Matters.

(a) Each of the Tetraphase Companies has filed all material Tax Returns that they were required to file under applicable Legal Requirements, and all such Tax Returns are correct and complete in all material respects. All amounts shown on such Tax Returns to be due and owing (and all other material Taxes due and owing whether or not shown on any Tax Return) have been fully paid.

(b) The unpaid Taxes of the Tetraphase Companies did not, as of the date of the Company Audited Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Audited Balance Sheet. Since the date of the Company Audited Balance Sheet, the Company has not incurred any material liability for Taxes outside the ordinary course of business. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Tetraphase Companies.

(c) All material Taxes that each of the Tetraphase Companies is or was required by Legal Requirements to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) As of the date of this Agreement, no outstanding deficiencies for income or other material Taxes with respect to any of the Tetraphase Companies have been claimed, proposed, or assessed by any Governmental Body. As of the date of this Agreement, there are no pending (or, based on written notice, threatened) material audits, assessments or other Legal Proceedings for or relating to any Taxes or Tax Returns of any Tetraphase Company. None of the Tetraphase Companies has waived any statute of limitations in respect of income or other material Taxes or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency, which waiver or extension is currently in effect.

(e) No written claim has been made within the five years preceding the date of this Agreement by any Governmental Body in a jurisdiction where a Tetraphase Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes or similar arrangement with respect to Taxes to which any Tetraphase Company is a party to or is bound by, other than commercially reasonable agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”). No Tetraphase Company has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). The Company does not have any liability for any material Taxes of any other Person (other than a Tetraphase Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, by Contract, or otherwise (other than an Ordinary Commercial Agreement).

(g) Within the last three years, no Tetraphase Company has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) No Tetraphase Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code.

(i) None of the Tetraphase Companies has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements).

2.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Tetraphase Companies’ employees is terminable by the applicable Tetraphase Company at will, without a requirement of advance notice or payment of severance or similar benefit.

(b) Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, none of the Tetraphase Companies is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Tetraphase Companies.

Between December 31, 2018 and the date of this Agreement, to the knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Tetraphase Companies or any of their employees. There is not pending as of the date of this Agreement, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.

(c) Part 2.16(c) of the Company Disclosure Schedule sets forth all Company Employee Plans with respect to which any of the Tetraphase Companies or any Company Affiliate has or may incur or become subject to any material liability or obligation (collectively, the “Material Company Plans” and each a “Material Company Plan”).

(d) None of the Tetraphase Companies intends, and none of the Tetraphase Companies has committed, to establish or enter into any new Material Company Plan. Except as required by this Agreement, neither the Company, nor, to the Company’s knowledge, any other Person, intends to or has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to modifications, changes or terminations required by any Legal Requirements or that would not result in any material liability.

(e) The Company has delivered or Made Available to Parent a complete and accurate copy of all documents setting forth the terms of each material Company Employee Plan and all amendments thereto. With respect to each Company Employee Plan that is subject to ERISA or intended to be qualified under Section 401(a) of the Code, the Company has delivered or Made Available to Parent: (i) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (ii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements, group insurance contracts and any trust agreement; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vi) the most recent IRS determination, advisory, or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material correspondence in its possession regarding any Company Employee Plan regarding any audit, investigation or proceeding regarding such Company Employee Plan or any fiduciary thereof since December 31, 2018 through the date of this Agreement.

(f) Since January 1, 2014, neither the Company nor any Company Affiliate has maintained, established, participated in or contributed to, or is or has been required to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Pension Plan holds the stock of any of the Tetraphase Companies or any Company Affiliate as a plan asset. No Company Employee Plan is subject to the Legal Requirements of any jurisdiction outside of the United States.

(g) Each Company Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the IRS that has not been revoked (or if not determined to be so qualified, such Company Employee Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by applicable Legal Requirements), and to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Plan or the imposition of any material liability, penalty or tax under ERISA or the Code. None of the Tetraphase Companies have engaged in a transaction in connection with which such Tetraphase Company reasonably would be subject to either a material liability pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code that is not curable without material cost.

(h) Except as has not been or would not reasonably be expected to be material to the Tetraphase Companies, taken as a whole, (A) each Company Employee Plan has been operated and administered in accordance with its provisions and in compliance with all applicable Legal Requirements, including any applicable provisions of ERISA and the Code; and (B) all payments and contributions required to be made under the terms of any Company Employee Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents filed prior to the date of this Agreement. Since December 31, 2018, the Tetraphase Companies have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Company Employee Plan. There are no material liabilities of the Tetraphase Companies with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company where required by GAAP.

(i) Except to the extent required under Section 601et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Tetraphase Companies nor any Company Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any Company Employee pursuant to any retiree medical, retiree disability, retiree life insurance benefit plan or other retiree welfare plan. None of the Tetraphase Companies maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured other than severance.

(j) None of the Tetraphase Companies has effectuated any “plant closing,” “relocation” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) since December 31, 2018.

(k) Except as set forth in Part 2.16(k) of the Company Disclosure Schedule and except has not been, and as would not be reasonably expected to be, material to the Tetraphase Companies, taken as a whole, each of the Tetraphase Companies and Company Affiliates: (i) is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Legal Requirements related to employment and employment practices (including any Order or arbitration award of any court, arbitrator or any Governmental Body), including payment of wages, hours of work, harassment, discrimination, retaliation, employee safety or health, and labor relations; (ii) has withheld and reported all material amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable in any material respect for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business consistent with past practice).

(l) Except as set forth in Part 2.16(l) of the Company Disclosure Schedule or pursuant to Section 5.3 or 5.4 hereof, neither the execution of this Agreement nor the consummation of the Merger (including in combination with other events or circumstances) will (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Employee, (iii) directly or indirectly cause the Tetraphase Companies to transfer or set aside any material assets to fund any benefits under any Company Employee Plan, (iv) otherwise give rise to any material liability under any Company Employee Plan, (v) limit or restrict the right to merge, amend, terminate or transfer any material assets of any Company Employee Plan on or following the Effective Time or (vi) result in the payment of any amount that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) Each Company Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Tetraphase Companies. No Company Employee Plan provides for an obligation to gross-up, indemnify or otherwise reimburse any Company Employee for any Tax incurred by such Company Employee pursuant to Section 409A or 4999 of the Code. Neither the terms nor the performance of any Company Employee Plan could reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(n) The Tetraphase Companies and their Company Affiliates have made an offer of affordable minimum essential coverage to their respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse tax consequences thereunder, and neither the Tetraphase Companies nor any of their Company Affiliates is otherwise liable or responsible for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the Affordable Care Act or in connection with requirements relating thereto.

(o) Part 2.16(o) of the Company Disclosure Schedule sets forth a true and complete list of the loans provided under any Company Employee Plan intended to be qualified under Section 401(a) of the Code (the “Qualified Plan Loans”). Except for the Qualified Plan Loans, as of the date of this Agreement, there are no loans or extensions of credit from any Company Employee Plan, the Tetraphase Companies or any Company Affiliate to any Company Employee.

(p) As of the date of this Agreement, there are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings pending or, to the knowledge of the Company threatened against any of the Tetraphase Companies and Company Affiliates relating to the employment or engagement of any Company Associate, other than any routine claims for benefits.

2.17 Environmental Matters.

(a) Since December 31, 2014, the Tetraphase Companies have been and are in compliance in all material respects with all applicable Environmental Laws, including possessing and complying in all material respects with the terms of all Orders required for their operations under applicable Environmental Laws. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies have received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Tetraphase Companies is not or might not be in compliance in all material respects with any Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the knowledge of the Company: (i) all Tetraphase Leased Real Property and any other property that is or was leased to or controlled or used by any of the Tetraphase Companies, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination except as would not reasonably be expected to require any material corrective action or other material remedial obligations under Environmental Laws by the Tetraphase Companies; (ii) none of the Tetraphase Leased Real Property or any other property that is or was leased to or controlled or used by any of the Tetraphase Companies contains any underground storage tanks, asbestos, equipment using polychlorinated biphenyls or underground injection wells; and (iii) none of the Tetraphase Leased Real Property or any other property that is or was leased to or controlled or used by any of the Tetraphase Companies contains any septic tanks in which process wastewater or any Materials of Environmental Concern that have been Released.

(c) To the knowledge of the Company, no Tetraphase Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Tetraphase Companies have entered into any Company Contract that would reasonably be expected to require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws, or the activities of the Tetraphase Companies or any other Person relating to Materials of Environmental Concern

(e) For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18 Insurance. Each material insurance policy, and each material self-insurance program and arrangement, of the Tetraphase Companies relating to the business, assets and operations of the Tetraphase Companies is in full force and effect. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies have received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. As of the date of this Agreement, there is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Tetraphase Companies involving an amount in excess of $50,000 in any individual case or $150,000 in the aggregate.

2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no, as of the date hereof, and there has not been between December 31, 2018 and the date of this Agreement any, pending and served Legal Proceeding, and, to the knowledge of the Company, there is no pending but not served Legal Proceeding and, during such period no Person has threatened in writing or, to the Company’s knowledge, otherwise to commence any material Legal Proceeding: (i) that names any of the Tetraphase Companies, any business of any of the Tetraphase Companies, any of the assets owned, leased or used by any of the Tetraphase Companies or, to the knowledge of the Company, any Company Associate, except as would not be material to the Tetraphase Companies, taken as a whole; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) As of the date of this Agreement, there is no material Order to which any of the Tetraphase Companies, or any of the material assets owned or used by any of the Tetraphase Companies, is subject. To the knowledge of the Company, no officer or other key employee of any of the Tetraphase Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Tetraphase Companies.

2.21 Government Contracts.

(a) As of and since December 31, 2019, the Tetraphase Companies have not been party to, and have not incurred any liabilities with respect to, any Government Contracts, nor does any Tetraphase Company have any Government Contract Bids.

(b) Neither the Tetraphase Companies nor any of their respective owners, officers, directors, or employees, nor to the knowledge of the Company any of its consultants, agents, or representatives (acting in their capacities as such) is as of the date of this Agreement debarred or suspended from doing business with any Governmental Body, or proposed for debarment or suspension, or otherwise ineligible to do business with any Governmental Body.

2.22 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote, to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that, as of the date of this Agreement, the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended, as of the date of this Agreement, the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.23 Inapplicability of Section 203 of the DGCL. Assuming the accuracy of the representation by Parent and Merger Sub set forth in Section 3.8, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements, or to the consummation of the Merger or any of the other Contemplated Transactions.

2.24 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.25 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the rules and regulations of the SEC, and the listing requirements of the Nasdaq Global Market, except (i) as set forth in Part 2.25 of the Company Disclosure Schedule or (ii) in the case of clauses (b) through (e) as would not be material to the Tetraphase Companies, taken as a whole, neither (1) the execution, delivery or performance by the Company of this Agreement, nor (2) the consummation by the Company of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Tetraphase Companies;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Tetraphase Companies, or any of the assets owned or used by any of the Tetraphase Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Tetraphase Companies;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Tetraphase Companies (except for the Company Permitted Encumbrances).

Except as may be required by the Exchange Act, the DGCL and the listing requirements of the Nasdaq Global Market (to the extent they relate to the Proxy Statement/Prospectus and the Form S-4 Registration Statement), none of the Tetraphase Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement by the Company; or (y) the consummation by the Company of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not would not be material to the Tetraphase Companies, taken as a whole.

2.26 Opinion of Financial Advisor. The Company Board has received the opinion (to be confirmed in writing) of Janney Montgomery Scott LLC (the “Company’s Financial Advisor”), financial advisor to the Company, dated March 15, 2020 to the effect that the Merger Consideration is fair, from a financial point of view, to the common stockholders of the Company. The Company will make available to Parent solely for informational purposes a copy of such fairness opinion promptly following the date of this Agreement.

2.27 Financial Advisor. Except for the Company’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Tetraphase Companies. The Company has Made Available to Parent accurate and complete copies of all agreements related to the engagement of the Company’s Financial Advisor.

2.28 Disclosure. None of the information to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.29 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. Such representations and warranties by Parent constitute the sole and exclusive representations and warranties of Parent in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

SECTION 3. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 (other than, in the case of clause (a) of this paragraph, the representations and warranties contained in Section 3.3) is qualified by and subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Parent with the SEC at any time on or after December 31, 2018 and prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar predictive or forward-looking sections; (b) the exceptions and disclosures set forth in the section or subsection of the Parent Disclosure Schedule corresponding to the particular section or subsection in this Section 3 in which such representation and warranty appears; and (c) any exception or disclosure set forth in any other section or subsection of the Parent Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty):

3.1 Due Organization; Etc.

(a) Each of the AcelRx Companies is a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have a Parent Material Adverse Effect.

(b) Each of the AcelRx Companies is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

3.2 Certification of Incorporation and Bylaws. Parent has Made Available to the Company accurate and complete copies of the amended and restated certificate of incorporation and amended and restated bylaws of Parent, including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Parent consists of: (i) 200,000,000 shares of Parent Common Stock, of which 80,411,856 shares are issued and outstanding as of Reference Date; and (ii) 10,000,000 shares of Parent Preferred Stock, of which no shares of Parent Preferred Stock are issued or outstanding as of the Reference Date. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the AcelRx Companies (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) (i) None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right pursuant to the certificate of incorporation (or similar organizational document) or Contract to which any AcelRx Company or, to Parent’s knowledge, to which any stockholder of Parent, is a party; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of the Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. None of the AcelRx Companies is bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for the Parent’s right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of the Parent upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the Reference Date: (i) 13,339,337 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 2,069,206 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent ESPP; (iii) 1,131,469 shares of Parent Common Stock are subject to issuance upon the vesting of Parent RSUs; (iv) 4,037,524 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Option Plans; and (v) 176,679 shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants.

(d) Except as set forth in Sections 3.3(a) and 3.3(c), as of the Reference Date there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the AcelRx Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the AcelRx Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the AcelRx Companies are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Parent Common Stock, and all options and other Parent Equity Awards and other securities of the AcelRx Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(f) All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Parent, free and clear of any Encumbrances, other than restrictions under applicable securities laws and Parent Permitted Encumbrances.

3.4 SEC Filings; Financial Statements.

(a) Parent has Made Available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications and other statements, reports, schedules, forms and other documents filed by Parent with the SEC between December 31, 2018 and, solely for purposes of this sentence, the date of this Agreement (and for all other purposes under this Agreement since December 31, 2018), including all amendments thereto since December 31, 2018 (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC since December 31, 2018 have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) is accurate and complete, in all material respects and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the AcelRx Companies required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent is in compliance in all material respects with the applicable listing requirements of the Nasdaq Global Market, and has not between December 31, 2018 and the date of this Agreement received any notice asserting any non-compliance with the listing requirements of the Nasdaq Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby, in each case in accordance with GAAP. No financial statements of any Person other than the AcelRx Companies are required by GAAP to be included in the consolidated financial statements of the Parent.

(d) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by Parent’s auditors for the AcelRx Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the AcelRx Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the AcelRx Companies that could have a material effect on Parent’s consolidated financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2018. To the knowledge of Parent, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between December 31, 2018 and the date of this Agreement, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the AcelRx Companies; (B) any fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, (i) none of the Parent SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(g) None of the AcelRx Companies is a party to nor has any obligation or other commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

3.5 Absence of Changes. Between September 30, 2019 and the date of this Agreement, there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that would have a Parent Material Adverse Effect.

3.6 Legal Proceedings; Orders.

(a) There is no, as of the date hereof, and there has not been between December 31, 2018 and the date of this Agreement, any pending and served Legal Proceeding, and, to the knowledge of Parent, there is no pending but not served Legal Proceeding and, during such period no Person has threatened in writing or, to the knowledge of Parent, otherwise to commence any material Legal Proceeding: (i) that names any of the AcelRx Companies, any business of any of the AcelRx Companies, any of the assets owned, leased or used by any of the AcelRx Companies or, to the knowledge of the Parent, any officer or key employee of any AcelRx Company, except as would not be material to the AcelRx Companies, taken as a whole; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) As of the date of this Agreement, there is no material Order to which any of the AcelRx Companies, or any of the material assets owned or used by any of the AcelRx Companies, is subject.

3.7 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to enter into and perform their respective obligations under this Agreement and the CVR Agreement. The Parent Board (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement and the CVR Agreement by Parent and the issuance of shares of Parent Common Stock pursuant to this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Company and of the CVR Agreement by the Rights Agent, this Agreement constitutes, and the CVR Agreement will constitute, the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.8 Intellectual Property. The AcelRx Companies exclusively own, possess or have valid, sufficient and enforceable licenses to use all Parent IP necessary for the conduct of the AcelRx Companies’ business as now conducted or as described in Parent SEC Documents to be conducted, except as such failure to own or possess, would not reasonably be expected to be material to the AcelRx Companies, taken as a whole. Furthermore, except as disclosed in Parent SEC Documents or as would not reasonably be expected, individually or in the aggregate, be material to the AcelRx Companies, taken as a whole: (A) to Parent’s knowledge, there is no infringement, misappropriation or violation by third parties of any such Parent IP; (B) there is no pending or, to Parent’s knowledge, threatened, action, suit, proceeding or claim by others challenging Parent’s or any of its Subsidiaries’ rights in or to any such Parent IP; (C) all documents and instruments necessary to perfect the rights of the AcelRx Companies in the Parent IP that is material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; (D) the Parent IP owned by Parent and its Subsidiaries, and to Parent’s knowledge, the Parent IP licensed to Parent and its Subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to Parent’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Parent IP; (E) there is no pending or, to Parent’s knowledge, threatened action, suit, proceeding or claim by others that Parent or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and neither Parent or any of its Subsidiaries has received any written notice of such claim; (F) each current or former officer, employee, independent contractor, consultant or director, of or to any of the AcelRx Companies who is or was involved in the creation or development of any Parent IP that is Registered IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the AcelRx Companies and confidentiality provisions protecting such Parent IP; (G) the AcelRx Companies have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by any of the AcelRx Companies, or purported to be held by the AcelRx Companies, as a trade secret to the extent that such AcelRx Companies have determined such proprietary information should be protected as a trade secret; and (H) to Parent’s knowledge, no employee of the Parent or any of its Subsidiaries is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Parent or any of its Subsidiaries or actions undertaken by the employee while employed with Parent or any of its Subsidiaries.

3.9 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” “owns,” or has “owned” in the past three years, any shares of Company Common Stock, as those terms are defined in Section 203 of the DGCL. Terms used in this Section 3.9 will be given the meaning set forth in Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or Section 203 of the DGCL, as the case may be.

3.10 Compliance with Legal Requirements; Regulatory Matters.

(a) Each of the AcelRx Companies is, and has at all times in the two years prior to the date of this Agreement (if applicable) been, in compliance in all material respects with all applicable Legal Requirements. During the two years prior to the date of this Agreement, none of the Parent Companies has received any written notice or, to the knowledge of Parent, any other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement. Each Parent Product is being or has been researched, developed, tested, manufactured, packaged, labeled, handled, stored, supplied, distributed, marketed, commercialized, imported, exported, and sold in compliance in all material respects with all Health Care Laws. Between December 31, 2018 and the date of this Agreement, Parent has not received any written communication from the FDA or any other Governmental Body, including any warning letter or untitled letter, that alleges or suggests that the AcelRx Companies are not in compliance in all material respects with any applicable requirements under the Health Care Laws.

(b) To the knowledge of the Parent, as of the date of this Agreement, there are no pending or threatened material investigations, suits, claims, actions or other material Legal Proceeding against the AcelRx Companies relating to the Parent Products, including those relating to or arising under applicable Health Care Laws. Between December 31, 2018 and the date of this Agreement, no AcelRx Company nor any of its officers or employees (in his or her capacity as such) has been or is subject to any enforcement proceedings by the FDA or any other Governmental Body. Between December 31, 2018 and the date of this Agreement, there has not been and is not now any Form FDA 483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information pending or in effect against the AcelRx Companies or any of its officers or employees with respect to the Parent Products, and the AcelRx Companies have no material liability (whether actual or contingent) for failure to comply with the applicable Health Care Laws, except, in each case, as would not be material to the AcelRx Companies, taken as a whole.

(c) Neither any of the AcelRx Companies nor, to the knowledge of Parent, any officer, employee or agent of any of the AcelRx Companies, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, which administers Health Care Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, which administers Health Care Laws, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other such Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar policy.

(d) All manufacturing operations relating to the Parent Products conducted by or on behalf of Parent Companies have been and are being conducted in compliance in all material respects with applicable provisions of Current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B), 21 C.F.R. Parts 210 and 211, and applicable final guidance documents, as amended from time to time. As of the date of this Agreement, no Parent Product has been voluntarily recalled, suspended, or discontinued by the AcelRx Companies at the request of the FDA or any other applicable Governmental Body. As of the date of this Agreement, no AcelRx Company has received any notice from the FDA or any other Governmental Body that it has commenced, or, to the knowledge of Parent, threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Parent Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Parent Product, except as would not be material to the AcelRx Companies, taken as a whole. All nonclinical studies and clinical trials relating to the Parent Products conducted by or on behalf of the AcelRx Companies have been, or are being, conducted in compliance in all material respects with the requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar Legal Requirements in other jurisdictions, and all Legal Requirements relating to protection of human subjects.

(e) The AcelRx Companies have promoted the Parent Products in compliance in all material respects with all applicable Health Care Laws and other Legal Requirements. As of the date of this Agreement, the AcelRx Companies have not received and, to the Parent’s knowledge, do not have pending or in effect any notice, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from the FDA or any Governmental Body concerning material noncompliance with Health Care Laws and other Legal Requirements with regard to promotion of Parent Products.

(f) No AcelRx Company, nor, to Parent’s knowledge, its officers, employees, agents or contractors, have been debarred or have been convicted of any crime or engaged in any conduct that resulted in debarment under 21 U.S.C. § 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Health Care Laws, and no AcelRx Companies or to the knowledge of the Parent, any of its officers, employees, agents or contractors, has engaged in any conduct that would reasonably be expected to result in debarment or disqualification as an investigator. No AcelRx Company, nor, to Parent’s knowledge, its officers, employees, agents or contractors, has been excluded or convicted of any crime for which exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law, could result.

3.11 Liabilities. None of the AcelRx Companies has any material accrued, contingent or other liabilities of the type required by GAAP to be disclosed, accrued or reserved in the liabilities column of the consolidated balance sheet of the AcelRx Companies, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the AcelRx Companies since the date of the Parent Unaudited Balance Sheet in the ordinary course of business consistent in all material respects with past practice; (c) liabilities for performance of obligations of the Tetraphase Companies pursuant to the express terms of Contracts filed with the Parent SEC Documents prior to the date of this Agreement (or not required by this Agreement to be Made Available) and not arising under or resulting from any breach or nonperformance of such Contract; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 3.11 of the Parent Disclosure Schedule.

3.12 Tax Matters. Parent and each of its Subsidiaries have filed all Tax Returns which have been required to be filed, and all amounts shown on such Tax Returns to be due and owing (and all other Taxes due and owing whether or not shown on any Tax Return) have been fully paid, except where the failure to so file or pay would not have a Parent Material Adverse Effect. As of the date of this Agreement, except as otherwise disclosed in Parent SEC Documents, no outstanding deficiencies for income or other Taxes with respect to Parent and its Subsidiaries have been claimed, processed or assessed by any Governmental Body, in each case which has had, individually or in the aggregate, a Parent Material Adverse Effect.

3.13 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the rules and regulations of the SEC and the listing requirements of the Nasdaq Global Market, except (i) as set forth in Part 3.12 of the Parent Disclosure Schedule, or (ii) in the case of clauses (b) through (e) as would not be material to the AcelRx Companies as a whole, neither (1) the execution, delivery or performance by the Parent and Merger Sub of this Agreement and the CVR Agreement, nor (2) the consummation by Parent and Merger Sub of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the AcelRx Companies;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the AcelRx Companies, or any of the assets owned or used by any of the AcelRx Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the AcelRx Companies;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which and AcelRx Company is a party and that is material to the AcelRx Companies, taken as a whole, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Contract; (ii) accelerate the maturity or performance of any such Parent Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the AcelRx Companies (except for Parent Permitted Encumbrances).

Except as may be required by the Exchange Act, the DGCL, the listing requirements of the Nasdaq Global Market (as they relate to the Proxy Statement/Prospectus and the Form S-4 Registration Statement) and the Oxford Loan Agreement, none of the AcelRx Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance by the Parent and Merger Sub of this Agreement; or (y) the consummation by the Parent and Merger Sub of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not be material to the AcelRx Companies, taken as a whole.

3.14 Certain Business Practices. None of the AcelRx Companies, and (to the knowledge of the Parent) no Representative of any of the AcelRx Companies with respect to any matter relating to any of the AcelRx Companies, have: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other material unlawful payment.

3.15 Financial Advisor. Except as set forth on Part 3.14 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.16 Disclosure. None of the information to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.17 Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Warrants, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.18 Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.19 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.20 Transaction with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

SECTION 4. CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement in accordance with Section 8 or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company and the Parent shall, and shall cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for the Company’s and Parent’s financial statements and the internal controls, respectively, to discuss such matters as the Company or Parent may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period (but subject to applicable Legal Requirements, and except in the case of any document relating to any Acquisition Proposal, Superior Offer or Triggering Event), the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Tetraphase Companies or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require the Company or Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2 Operation of the Business of the Tetraphase Companies.

(a) During the Pre-Closing Period, except as set forth in Part 4.2 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or by any Company Contract in effect and Made Available to Parent or any other Company Contract not required by this Agreement to be made available to Parent as of the date of this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall use commercially reasonable efforts to cause each of the Tetraphase Companies to conduct its business and operations in the ordinary course and in accordance in all material respects with past practice and to pay its debt, payables and Taxes when due (including Taxes due in connection with the vesting or settlement of Company RSUs or Company PRSUs pursuant to Section 5.3(a)); and (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Tetraphase Companies preserves intact the material components of its current business organization and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies.

(b) During the Pre-Closing Period, except as set forth in Part 4.2 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, or as required by Legal Requirements, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that, in the case of a consent requested under Section 4.2(b)(viii), Parent shall be deemed to have given such consent if it does not indicate its withholding of consent in writing to the Company by the third Business Day after the Company so requests such consent by e-mail to the individuals listed on Part 4.2(b) of the Parent Disclosure Schedule)), and the Company shall ensure that each of the other Tetraphase Companies does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Tetraphase Companies to the extent consistent with past practice; (B) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options, vesting of Company RSUs or settlement of Company PRSUs;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv) subject to the provisions of Section 4.4(g) amend, terminate or grant any waiver under any standstill agreements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; (C) effect or become a party to, or adopt a plan of complete or partial liquidation, dissolution, business combination, amalgamation, merger, consolidation, employee restructuring, recapitalization, other reorganization of the Tetraphase Companies, or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Tetraphase Companies may make any capital expenditure that: (A) is provided for in the Company’s budget Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Tetraphase Companies since the date of this Agreement but not provided for in the Company’s budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $50,000 in the aggregate);

(viii) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any other Contract that would be a Company Material Contract had it been in effect on the data hereof; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract, other than termination thereof upon the expiration of any such Contract in accordance with its terms or if permitted by the terms of such Company Material Contract, upon a material breach thereof by the counterparty thereto;

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent in all material respects with past practice; or (B) that are immaterial to the business of the Tetraphase Companies, taken as a whole);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Tetraphase Companies (taken as a whole);

(xi) lend money to any Person (other than intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business consistent in all material respects with past practice, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights or payments under, or exercise discretion with respect to performance under, any Company Employee Plan or Company Employee Agreement (except entering into customary releases with departing employees in accordance with the personnel plan agreed by the parties prior to the date of this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may amend the Company Employee Plans to the extent required by applicable Legal Requirements or Sections 5.3 or 5.4 hereof; and (B) may make payments and provide such benefits in accordance with Company Employee Agreements and Company Employee Plans existing on the date of this Agreement);

(xiii) hire any employee;

(xiv) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv) make, change or revoke any material election in respect of Taxes, amend any material Tax Return, adopt or change any material accounting method in respect of Taxes, settle or compromise any material governmental proceeding with respect to Taxes, surrender any right or claim of a material refund of Tax, request any Tax ruling, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable Legal Requirement), enter into any Tax sharing or similar Contract or arrangement, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in the ordinary course of an audit);

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business consistent in all material respects with past practice involving only claims for monetary damages of not more than $200,000 in the aggregate; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with the Contemplated Transactions or a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) settle any material Legal Proceeding, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Tetraphase Companies of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings on the Company Audited Balance Sheet; (B) that results solely in monetary obligation involving only the payment of monies by the Tetraphase Companies of not more than $50,000 in the aggregate; or (C) pursuant to or otherwise in accordance with Section 5.13;

(xviii) enter into any Contract covering any Company Employee, or make any payment to any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions;

(xix) recognize, or enter into, any collective bargaining agreement or any other Contract or other agreement with any labor organization, except as otherwise required by applicable Legal Requirements and after advance notice to Parent; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing upon obtaining Company knowledge of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6 prior to the End Date impossible or that has had a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing upon obtaining Company knowledge of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) During the Pre-Closing Period, upon request by Parent, the Company shall provide an unaudited report setting forth the Company’s estimate of the Company Net Cash expected at Closing which shall be delivered within 30 days after the end of each such full calendar month during the Pre-Closing Period, or such longer periods as the parties may agree to in writing.

4.3 Operation of the Business of the Parent Companies.

(a) During the Pre-Closing Period, except (x) a Permitted Acquisition or Permitted Financing, (y) as otherwise contemplated by this Agreement, or (z) as required by Legal Requirements or by Contracts in effect as of the date of this Agreement and Made Available to the Company or to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Parent shall use commercially reasonable efforts to cause each of the Parent Companies to conduct its business and operations in the ordinary course and consistent in all material respects with past practice; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Companies preserves intact the material components of its current business organization and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any claim asserted or Legal Proceeding commenced, or, to Parent’s knowledge, either: (A) with respect to a Governmental Body, threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Parent Companies and that relates to any of the Contemplated Transactions.

(b) Except as otherwise contemplated by this Agreement or as required by Legal Requirements or by Contracts in effect as of the date of this Agreement and Made Available to the Company, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other AcelRx Companies does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Parent Companies to the extent consistent with past practice; (B) pursuant to Parent’s right to repurchase shares of Parent restricted stock held by an employee of Parent upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options or the vesting of Parent RSUs;

(ii) other than to the extent required to consummate a Permitted Acquisition or a Permitted Financing, amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(iii) other than a Permitted Acquisition or a Permitted Financing: (A) except in the ordinary course of business consistent in all material respects with past practice acquire any equity interest or other interest in any other Entity; (B) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(iv) other than in the ordinary course of business consistent in all material respects with past practice or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect; or

(v) agree or commit to take any of the actions described in clauses “(i)” through “(iv)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing upon obtaining Parent knowledge of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 7 prior to the End Date impossible or that has had a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing upon obtaining Parent knowledge of any claim asserted or Legal Proceeding commenced, or, to the Parent’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions as to confidentiality that are materially no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.4 or Section 5.2(b) or Section 5.2(c) or otherwise prohibit the Company from complying with its obligations under this Section 4.4 or Section 5.2(b) or Section 5.2(c).

(b) The Company shall (and shall cause the other Tetraphase Companies to) and shall direct their Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. Except as permitted by this Section 4.4 or Section 5.2, until the Specified Time the Company shall not, and shall cause each other Tetraphase Company and cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (iii) adopt any resolution for the purpose of exempting any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Anti-Takeover Law or the Company’s organizational or other governing documents.

(c) The Company shall, and shall cause the other Tetraphase Companies and direct its and their Representatives to, promptly (but in no event later than within five Business Days of the date of this Agreement), request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of the Tetraphase Companies relating to any possible Acquisition Proposal within six months prior to the date of this Agreement (and the Company shall use commercially reasonable efforts to have such information returned or destroyed) and on the date of this Agreement terminate all physical and electronic data room access previously granted to any such party or its Representatives.

(d) Notwithstanding anything else in this Agreement to the contrary, if at any time on or after the date hereof and prior to the Specified Time, any Tetraphase Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date hereof (and has not been withdrawn) and did not result from any material breach of Section 5.2(b) or 5.2(c) or Section 4.4(b), if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and that failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) to the Person or group of Persons who has made such Acquisition Proposal (provided that the Company shall provide to Parent (substantially concurrently with providing access to any such other Person) any such non-public information that is provided to any Person given such access which was not previously made available to Parent or its Representatives), and (y) engage in, continue (subject to Section 4.4(c)) or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) (and waive such Person’s noncompliance with provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions) with the Person or group of Persons making such Acquisition Proposal and its or their Representatives.

(e) The Company shall (i) promptly (and in any event within one Business Day) notify Parent orally and in writing of any Acquisition Proposal that is received by any Tetraphase Company or any of its Representatives, (ii) provide to Parent the identity of the Person making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such Person with respect to such Acquisition Proposal to the extent setting forth a material clarification to the material terms and conditions thereof) from such Person and a summary of the material terms and conditions of any such Acquisition Proposal that is presented orally, and (iii) keep Parent reasonably informed of any material developments regarding any such Acquisition Proposal on a reasonably prompt basis, including by providing reasonably prompt (and in any event within one Business Day) notice of all material amendments or modifications thereto and a copy of any final definitive agreement in respect of such Acquisition Proposal the Company would be prepared to execute, subject to the terms and conditions of this Agreement. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 4.4.

(f) Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that (1) any such disclosure or position described in this paragraph (f) shall not be deemed to be a Company Adverse Change in Recommendation in and of itself and shall not in and of itself require the giving of any Determination Notice, and (2) this Section 4.4(f) shall not permit the Company Board to make a Company Adverse Change in Recommendation except to the extent expressly permitted by, and in accordance with, Section 5.2(b) and 5.2(c).

(g) The Company (other than as permitted under Section 4.4(d)) (i) agrees that it will not, and it shall ensure that none of the other Tetraphase Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Tetraphase Companies is or becomes a party or under which any of the Tetraphase Companies has or acquires any rights and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision.

(h) The Company agrees that in the event that any Tetraphase Company or any Representative of any Tetraphase Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.4, the Company shall be deemed to be in breach of this Section 4.4.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement (but in no event later than 10 Business Days following the date of this Agreement), Parent and the Company shall jointly prepare and Parent shall cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall notify the other party promptly of the receipt of any comments from the SEC or staff of the SEC, for amendments or supplements to the Form S-4 Registration Statement or the Proxy Statement/Prospectus or for additional information, and shall supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4 Registration Statement or the Proxy Statement/Prospectus. Each of Parent and the Company shall use commercially reasonable efforts: (i) to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to, provide the other party (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to, in each case, any comments of the SEC or its staff with respect to the Form S-4 Registration Statement and the Proxy Statement/Prospectus; (iii) to provide the other party (and its counsel) with a reasonable opportunity to review and comment on the Form S-4 Registration Statement and the Proxy Statement/Prospectus, and any amendment or supplement thereto, prior to filing of any such document with the SEC; (iv) to have the Form S-4 Registration Statement become effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (v) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. The Company shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement becomes effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Each party will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of such party’s independent accounting firm, before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to the other party), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then such party shall: (i) promptly inform the other party thereof; (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective, the Company: (i) shall take all action necessary under all applicable Legal Requirements to establish a record date for, duly call, give notice of and, in accordance with this Section 5.2, convene a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement; and (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting. Subject to the rights to postpone or adjourn the Company Stockholders’ Meeting set forth below, the Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, and in any event shall be initially scheduled to be held no later than 45 days thereafter. The Company shall use commercially reasonable efforts to ensure that all proxies solicited by the Tetraphase Companies and their Representatives in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, if either Parent or the Company reasonably believes it is necessary to ensure that (A) the Company will receive proxies sufficient to obtain the required approval of the holders of Company Common Stock at the Company Stockholders’ Meeting for the adoption of this Agreement, whether or not a quorum would be present at the Company Stockholders’ Meeting, or (B) the Company will have sufficient shares of Company Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, the Company may, or, at the request of Parent, shall, postpone or adjourn the Company Stockholders’ Meeting, on one or multiple occasions, as long as the date of the Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 45 calendar days in connection with such postponement or adjournment. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8, its obligation to hold the Company Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to any Tetraphase Company of any Acquisition Proposal or by any Company Adverse Change in Recommendation.

(b) Subject to Section 5.2(c) and Section 8.1(f): (i) the Proxy Statement/Prospectus shall include a statement to the effect that the Company Board has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, and recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) until the Specified Time, neither the Company Board nor any committee thereof shall (1) (A) withhold, withdraw, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent, the Company Board Recommendation, (B) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (C) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Company Adverse Change in Recommendation”) or (2) adopt, approve, recommend, submit to stockholders or declare advisable, or propose to adopt, approve, recommend, submit to stockholders or declare advisable, or allow any Tetraphase Company to execute or enter into any letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal, or requiring the Company to abandon, terminate, delay or fail to consummate the Contemplated Transactions (other than an Acceptable Confidentiality Agreement) (any such Contract, an “Alternative Acquisition Agreement”).

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4(b), (c), (d) or (e)) from any Person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change in Recommendation, and/or (y) the Company may terminate this Agreement to substantially concurrently therewith enter into a Specified Agreement with respect to such Superior Offer and pay the Termination Fee pursuant to Section 8.3, in each case if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least four Business Days prior to making any such Company Adverse Change in Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself constitute a Company Adverse Change in Recommendation or a termination of this Agreement); and (C) (1) the Company shall have made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by Section 4.4(e), (2) the Company shall have given Parent the four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any (provided, that Parent may revise such offer or proposal in response to any revisions to a Superior Offer), (3) after considering any such revised proposal from Parent, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change in Recommendation and/or terminate this Agreement pursuant to Section 8.1(f) could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements and (4) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(f). The provisions of this Section 5.2(c)(i) shall also apply to any material amendment (which shall include any revision to the amount, form or mix of consideration the Company’s stockholder would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to four Business Days shall be deemed to be two Business Days; or

(ii) other than in connection with a Superior Offer (which shall be subject to Section 5.2(c)(i)), the Company Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four Business Days prior to making any such Company Adverse Change in Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance, (2) the Company shall have given Parent the four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change in Recommendation under this Section 5.2(c), and (3) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined in good faith that the failure to make the Company Adverse Change in Recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.2(c)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to four Business Days shall be deemed to be two Business Days.

(d) The Company shall ensure that any withdrawal or modification of the Company Board Recommendation does not have the effect of causing any corporate takeover law of the State of Delaware or any other state to be applicable to this Agreement or any of the Company Stockholder Voting Agreements, the Merger or any of the other Contemplated Transactions.

5.3 Warrants, Stock Options, RSUs, PRSUs and Company ESPP.

(a) Treatment of Company Stock Options, RSUs and PRSUs.

(i) All Company Options, whether vested or unvested, will terminate at the Effective Time and will be of no further force and effect.

(ii) Effective as of 5 Business Days prior to the Closing Date, the vesting of each unvested Company RSU and Company PRSU shall vest in full, and pursuant to the terms of the applicable Company RSU and Company PRSU award agreement, a portion of the shares of Company Common Stock issued upon the vesting of such Company RSUs or Company PRSUs shall be sold automatically and the proceeds from such sale shall be remitted to the Company for further remittance to the applicable Governmental Body, and all such shares of Company Common Stock issued in connection with such Company RSU or Company PRSUs shall be treated as outstanding shares of Company Common Stock at the Effective Time and shall be converted into the right to receive the Merger Consideration pursuant to the Merger.

(b) At the Effective Time, Parent shall (if Parent determines that it desires to do so) assume any or all of the Company Option Plans.

(c) Prior to the Effective Time, the Company shall satisfy all of its notification requirements under the terms of each outstanding and unexercised Company Warrant. The Company Warrants shall each be treated in accordance with their terms, or as modified in any applicable Company Stockholder Voting Agreement or any exchange agreement entered into with an applicable holder of Company Warrants on the date hereof. All shares of Parent Common Stock issued to holders of Company Warrants pursuant to an exercise of Company Warrants shall be issued as Book Entry Shares.

(d) Prior to the Effective Time, the Company shall take all action to terminate the Company ESPP (including the six month offering period under the Company ESPP that commenced on November 15, 2019) in accordance with Section 18 of the Company ESPP with any payroll deductions accumulated through the date of such Company ESPP termination being returned to the plan participants and with no shares of Company Common Stock being purchased under the Company ESPP after the date hereof.

5.4 Employee Benefits.

(a) Parent agrees that, subject to any commercially reasonable transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements, all employees of the Tetraphase Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation, 401(k) plans, and other employee benefit plans and perquisites to substantially the same extent as similarly situated employees of Parent; provided that until the date that is six months following the Closing Date, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, provide each Continuing Employee with, as applicable, (i) a rate of salary, bonus opportunity and commission opportunity payable or otherwise provided to such Continuing Employee that is substantially comparable in the aggregate to that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) severance and similar benefits that are no less favorable than the severance and similar benefits provided to the applicable employees of the Company as of the date hereof, as set forth on Section 5.4(a) of the Company Disclosure Schedule.

(b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their respective rights pursuant to Section 5.5, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed).

(d) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation or paid time off and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for purposes of benefit accrual other than with respect to vacation, paid time off, or severance), in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Employee Plan or Company policy. In addition, and subject to the concurrence of any third-party insurers, Parent shall use commercially reasonable efforts to or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

5.5 Indemnification of Officers and Directors.

(a) Parent shall cause all rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as directors and officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(viii) of the Company Disclosure Schedule, to survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries to the fullest extent permitted by Delaware law for a period of six years from the Closing Date, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Persons. Parent shall, for a period of six years from the Closing Date, cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Persons as are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent. Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.5(a).

(b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”), to the extent that, with respect to such Indemnified Persons, such policies are fully prepaid; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a fully prepaid policy or policies of comparable coverage or purchase, at the Company’s expense, a six year “tail policy” for the Existing D&O Policy (the “D&O Tail Policy”); and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any D&O Tail Policy) in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); provided, that the Company may, at its sole option, purchase a D&O Tail Policy prior to the Closing. In the event any future annual premiums for the Existing D&O Policy (or any D&O Tail Policy) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any D&O Tail Policy) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.

(d) The provisions of this Section 5.5 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.6 Regulatory Approvals and Related Matters.

(a) Each party shall cooperate with each other party and shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any information reasonably requested by any Governmental Body. Each of the Company and Parent shall give the other party prompt notice upon becoming aware of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions (provided, that in no event shall Parent, Merger Sub, the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents or Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party but subject, to the extent practical, to giving advance notice to the other party and giving due consideration to comments from the other party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement and (c) no party need consult with the other parties in connection with any press release, public statement or filing to be issued or made pursuant to or in connection with Section 4.4(f) or in connection with any Acquisition Proposal, Superior Offer or Company Adverse Change in Recommendation; provided that nothing in this Section 5.7 limits or otherwise modifies the Company’s obligations under Section 4.4, Section 5.2(b) or Section 5.2(c).

5.8 [Intentionally Omitted].

5.9 Listing. Parent shall (a) file a Listing of Additional Shares Notification Form with respect to the shares of Parent Common Stock to be issued in the Merger, and (b) use reasonable best efforts to receive an email from Nasdaq stating that their review is complete at or prior to the Effective Time.

5.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Tetraphase Companies.

5.11 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 15 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who Parent has advised the Company in writing will, immediately after the Effective Time, become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.13 Securityholder Litigation. In the event that any litigation related to this Agreement or the Contemplated Transactions is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the

Company shall have the right to control the defense of any litigation related to this Agreement or the Contemplated Transactions brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers; provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed (provided that Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed $400,000 and supplemental disclosure (provided, further that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to this Agreement and the Contemplated Transactions and (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement and the Contemplated Transactions). Each of the Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received notice.

5.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable laws and rules and policies of the Nasdaq Global Select Market to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq Global Select Market and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.15 State Takeover Laws. If any Anti-Takeover Law is or may become applicable to any of the transactions contemplated by this Agreement or the CVR Agreement, the Company, the Company Board, Parent and Merger Sub, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions.

5.16 Pediatric Trial Waiver. The Company shall, prior to the Closing, in good faith request from the FDA a full waiver under 21 USC 355c(a)(5)(A) of pediatric studies 3472-1 and 3472 from the FDA approval letter dated August 27, 2019 of NDA 21109.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (i) all materiality qualifications limiting the scope of such representations and warrants shall be disregarded an (ii) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the Company Capitalization Representations be accurate in all respects as of the Closing Date as if made on the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been true and correct in all respects as of such date), except to the extent the failures of the Company Capitalization Representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $325,000 in the aggregate (valuing any shares of Parent Common Stock that Parent is required to issue in connection therewith pursuant to the terms of this Agreement in the same manner used to determine the Exchange Ratio), as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects.

(c) Each of the representations and warranties of the Company (other than the Company Designated Representations and the Company Capitalization Representations) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.5 Documents. Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4, 6.6 and 6.10 have been duly satisfied.

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Tetraphase Companies, taken as a whole; (d) seeking to compel any of the Tetraphase Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger; or (e) relating to the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Tetraphase Companies.

6.9 FIRPTA Matters. The Company shall have delivered to Parent (A) a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, signed under penalties of perjury by the Company, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (B) a notice addressed to the IRS, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2) to be submitted by Parent to the IRS as agent for the Company, in each case, in form reasonable satisfactory to Parent.

6.10 Company Net Cash. As of the Closing Date, the Company Net Cash is equal to or greater than $5,000,000.00.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded, and (ii) unless the Company shall have otherwise consented, any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) unless the Company shall have otherwise consented, any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not have, a Parent Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.5 Documents. The Company shall have received a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.6, and 7.7 have been duly satisfied.

7.6 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

7.7 Listing. Nasdaq shall have completed its review of the Listing of Additional Shares Notification Form with respect to the shares of Parent Common Stock to be issued in the Merger and such shares of Parent Common Stock shall have been approved for listing on the Nasdaq Global Market.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Tetraphase Companies to own any of the material assets or materially limit the operation of the business of the Tetraphase Companies, taken as a whole; (d) seeking to compel any of the Tetraphase Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger; or (e) relating to the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Tetraphase Companies.

7.10 CVR Agreement. The CVR Agreement shall have been executed by Parent and the Rights Agent and shall be in full force and effect.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated (with respect to Section 8.1(b) through (h), by written notice by the terminating party to the other party, with termination by Parent also being an effective termination by Merger Sub) prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable Order results primarily from the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(d) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have made a Company Adverse Change in Recommendation; (ii) the Company, Company Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.4 or Section 5.2); (iii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (iv) below), the Company Board fails to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (provided that Parent may only make such request on two occasions); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or a Parent Affiliate) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 4.4, Section 5.2(b) or Section 5.2(c); or (vi) other than in connection with an Acquisition Proposal, the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five Business Days after Parent so requests in writing (provided that Parent may only make such request on two occasions) (each of the foregoing “Triggering Event”); provided, that any such termination under this paragraph (d) must occur within 10 Business Days of the applicable Triggering Event;

(e) by either Parent or the Company if the Merger shall not have been consummated by July 15, 2020 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to consummate the Merger by the End Date resulted primarily from a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(f) by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if (i) the Company has not materially breached the requirements of Section 4.4, Section 5.2(b) and Section 5.2(c) with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) substantially concurrently with such termination, the Company pays the Termination Fee as provided in Section 8.3(b);

(g) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(c) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, (A) for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is capable of being cured by the End Date, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach, and (B) Parent may not terminate under this paragraph (g) if the Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(h) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, (A) for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is capable of being cured by the End Date, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach, and (B) the Company may not terminate under this paragraph (h) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives, stockholders and affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for intentional common law fraud or the Company’s Willful Breach of Section 4.2(b)(vi)(C) by entering into or otherwise initiating bankruptcy proceedings. Nothing shall limit or prevent any party from exercising, prior to any termination of this Agreement, any rights it may have to specific performance under Section 9.5 in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all Transaction Expenses shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any amendments or supplements thereto

(b) If this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(f);

(ii) by Parent pursuant to Section 8.1(d); or

(iii) by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(e) or by Parent pursuant to Section 8.1(g), and: (A) any Person shall have publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless withdrawn prior to such termination); and (B) within 12 months of such termination the Company shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided that for purposes of this clause (B) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”), then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or concurrently with the termination of this Agreement and execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within two Business Days after such termination or (z) in the case of Section 8.3(b)(iii), two Business Days after consummation of the Acquisition Proposal referred to in subclause (iii)(B) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $810,000. In the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Merger Sub, any Parent Affiliates or any other Person in connection with this Agreement (and the termination hereof) or the Contemplated Transactions (and the abandonment thereof), or any matter forming the basis for such termination, and none of the Parent, the Merger Sub, any Parent Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Company Affiliates or any Representative of the Company or any Company Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall relieve any party from any liability for intentional common law fraud.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), the Company shall reimburse Parent promptly upon demand (but in any event within two Business Days after the date of such demand), by wire transfer of same day funds, any Transaction Expenses (including disbursements and fees of outside legal counsel and outside strategic advisors) incurred by Parent in connection with this Agreement or the Contemplated Transactions (“Parent Expenses”); provided that the Parent Expenses shall not exceed $200,000.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented fees of outside legal counsel) in connection with such suit, together with interest on such amount and the Termination Fee or Parent Expenses at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus 2% per annum, through the date such payment was actually received.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) no amendment shall be made which by law or regulation of the Nasdaq Global Market requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein (including the CVR Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that except as otherwise set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of intentional common law fraud). This Agreement may be executed in separate counterparts (including by facsimile or by an electronic scan, including portable document format (.pdf) delivered by electronic mail), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded. The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or Parent Material Adverse Effect, or is outside the ordinary course of business.

9.7 [Intentionally Omitted].

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.5 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, California 94063

Tel: (650) 216-3500

Attention: Chief Financial Officer

E-mail: legal@acelrx.com

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: Robert Phillips; Rama Padmanabhan

E-mail: rphillips@cooley.com; rama@cooley.com

Facsimile: (415) 693-2222

if to the Company:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way

Watertown, Massachusetts 02472

Attention: Larry Edwards

E-Mail: ledwards@tphase.com

Facsimile: (617) 926-3557

with a copy (which shall not constitute notice) to:

Wilmer, Cutler, Pickering, Hale and Dorr LLP

60 State Street

Boston, MA 02109

Tel: (617) 526-6000

Attention:          Hal J. Leibowitz, Esq.;

                           Stuart Falber, Esq.;

                           Christopher D. Barnstable-Brown, Esq.

E-Mail:              hal.leibowitz@wilmerhale.com;

                           stuart.falber@wilmerhale.com;

                           chris.barnstable-brown@wilmerhale.com

Facsimile:         (617) 526-5000

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The phrases “currently conducted” and “currently being conducted” means conducted on the date of this Agreement.

(g) The term “material” as used in Section 2 or Section 3 of this Agreement (and in the related definitions set forth in Exhibit A) means material to the Tetraphase Companies taken as a whole, or the AcelRx Companies taken as a whole, as applicable.

(h) References to the “date hereof” refer to the date set forth in the initial caption of this Agreement.

(i) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ACELRX PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Angotti
Name:	Vincent J. Angotti
Title:	Chief Executive Officer

CONSOLIDATION MERGER SUB, INC.

By:	/s/ Vincent J. Angotti
Name:	Vincent J. Angotti
Title:	President

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Larry Edwards
Name:	Larry Edwards
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) for an Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) for:

(a) any acquisition or purchase from any Tetraphase Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries;

(b) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) more than 15% of the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company;

(c) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction for more than 15% of the voting securities of the Company or the consolidated assets of the Tetraphase Companies, taken as a whole;

(d) any sale, lease, exchange, transfer, exclusive license or disposition, in each case, other than in the ordinary course of business, of more than 15% of the consolidated assets of the Tetraphase Companies, taken as a whole (measured by the lesser of book or fair market value thereof); or

(e) any combination of the foregoing.

Anti-Takeover Law. “Anti-Takeover Law” shall mean all “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Legal Requirement.

AcelRx Companies or Parent Companies. “AcelRx Companies” or “Parent Companies” shall each mean (a) Parent and (b) each of Parent’s Subsidiaries.

Black-Scholes Warrants. “Black-Scholes Warrants” means those certain Company Warrants sold pursuant to that certain (a) Securities Purchase Agreement, dated as of October 29, 2019, among the Company and the purchaser identified therein, (b) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein and (c) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein, in each case other than the Pre-Funded Warrants.

Business Day. A “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in Boston, Massachusetts or San Francisco, California.

Cash and Cash Equivalents. “Cash and Cash Equivalents” shall mean all cash and cash equivalents determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, and/or the Company Audited Balance Sheet, including, for the avoidance of doubt, any cash deposits or similar amounts with respect to the Company’s credit card program.

Change in Circumstance. “Change in Circumstance” shall mean any material event, development or change in circumstances with respect to the Tetraphase Companies that (a) was neither known to, nor was reasonably foreseeable by, the Company Board on or prior to the date of this Agreement and (b) does not relate to an Acquisition Proposal.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Tetraphase Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to any of the Tetraphase Companies.

Company Audited Balance Sheet. “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Capitalization Representations. “Company Capitalization Representations” shall mean the representations and warranties set forth in Sections 2.3(a) (the first sentence only), 2.3(c) and 2.3(f).

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Tetraphase Companies is a party; and (b) by which any of the Tetraphase Companies is bound or under which any of the Tetraphase Companies has any express right or obligation.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.22, 2.24 and 2.27.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any officer or other employee of any of the Tetraphase Companies.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, consulting, separation, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Tetraphase Companies; and (b) any current or former Company Associate.

Company Employee Plan. “Company Employee Plan” shall mean each Company Employee Agreement and each other plan, program, policy, practice or Contract providing for compensation, including bonus or other incentive compensation, stock purchase, stock option and other equity compensation, severance or other termination benefits, deferred compensation, salary continuation, supplemental unemployment compensation, employee loan, retention or change in control benefits, transaction bonus, tax gross-up, relocation, expatriation, repatriation, hospitalization, medical, health, or life insurance coverage (including any self-insured arrangements), commission, death or disability benefits, employee assistance program, workers’ compensation, fringe benefits, sick pay, paid time off, vacation pay, profit sharing, retirement benefits or other similar benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Tetraphase Companies or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Tetraphase Companies or any Company Affiliate has or may incur or become subject to any liability or obligation.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock and includes the Company Options, Company RSUs and Company PRSUs.

Company IP. “Company IP” shall mean: (a) all material Intellectual Property Rights in or to the Company Products; and (b) all other material Intellectual Property Rights and Intellectual Property with respect to which any of the Tetraphase Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Tetraphase Companies taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Company Material Adverse Effect: (i) conditions generally affecting the industry in which any Tetraphase Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Tetraphase Companies taken as a whole as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Tetraphase Companies, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the Nasdaq Global Market (it being understood, however, that except as otherwise provided in this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (vi) any stockholder litigation arising from or relating to this Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (vii) resulting or arising out of the execution, announcement or performance of this Agreement or any of the Contemplated Transactions, including the loss of employees, suppliers or customers (including customer orders or Contracts); or (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request.

Company Net Cash. “Company Net Cash” shall mean, without duplication and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, the Company Audited Balance Sheet and/or the Company Audited Balance Sheet, and Schedule I of the Company Disclosure Schedule (a) the sum of the Tetraphase Companies’ Cash and Cash Equivalents, in each case as of the Anticipated Closing Date, minus (b) the amount of all fees and expenses incurred by the Tetraphase Companies in connection with the Contemplated Transactions, including for the avoidance of doubt Transaction Expenses of the Tetraphase Companies, to the extent unpaid as of the Closing, minus (c) the cash cost of any unpaid “single trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within 90 days following the Closing) change of control payments or severance, termination or similar payments pursuant to a Contract or applicable Legal Requirements that are or become due to any current or former employee, director or independent contractor of the Tetraphase Companies, minus (d) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of the Tetraphase Companies as of the Closing, minus (e) all payroll or employment Taxes incurred by the Tetraphase Companies in connection with any payment amounts set forth in clauses (c) or (d), the exercise of any Company Option at or prior to the Effective Time, or the vesting and settlement of Company RSUs or Company PRSUs at or prior to the Effective Time (including, for the avoidance of doubt, pursuant to Section 5.3(a)), minus (f) all withholding Taxes deducted or withheld on or prior to the Closing Date and not paid to the appropriate Governmental Body prior to the determination of Company Net Cash, minus (g) the expected costs and/or any premium related to the D&O Tail Policy, minus (h) the amount of any accounts payable of the Tetraphase Companies to the extent such Tetraphase Company is delinquent in payment by more than 60 days, minus (i) payments of the unpaid deductible amount under the Company’s D&O insurance reasonably expected to be payable in connection with Legal Proceedings initiated following the date of this Agreement and before the Closing assumed by the insurer or expected to be assumed by the insurer (and if such Legal Proceeding relates to the Contemplated Transactions, provided that, for purposes of the reduction of Company Net Cash under this clause (i), such amount shall not exceed $400,000). For illustrative purposes only, a sample statement of Company Net Cash as of the date described therein is set forth on Schedule I of the Company Disclosure Schedule.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 2006 Stock Plan; and (b) the Company’s 2013 Stock Incentive Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean XERAVA and any other clinical or pre-clinical products that have reached the development candidate stage owned by, or licensed to, the Company or any Tetraphase Company, or which the Company or any Tetraphase Company is currently developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

Company PRSU. “Company PRSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, and which vests in whole or in part contingent upon the attainment of one or more performance goals, granted by the Company pursuant to a Company Option Plan.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, granted by the Company pursuant to a Company Option Plan, and which is not a Company PRSU.

Company Warrantholder Payout. “Company Warrantholder Payout. “Company Warrantholder Payout” shall mean $10,265,292.

Company Warrants. “Company Warrants” shall mean the (a) warrants to purchase Company Common Stock issued, on November 2, 2018, to Solar Capital Ltd., SCP Private Credit Income Fund L.P. and Crystal Financial LLC; (b) the Pre-Funded Warrants; and (c) the Black-Scholes Warrants.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated as of July 29, 2019, as amended as of January 3, 2020, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the CVR Agreement and the Company Stockholder Voting Agreements.

Contract. “Contract” shall mean any agreement, contract, subcontract, grant, funding agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding understanding, arrangement, commitment or undertaking.

CVR Agreement. “CVR Agreement” shall mean a contingent value rights agreement in substantially the form attached as Exhibit D.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, or similar encumbrance.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean 0.6303; provided that if the Company Net Cash is less than the Target Net Cash, Exchange Ratio shall mean: (a) (A) Residual Equity Value, divided by (B) Reference Company Fully Diluted Shares, divided by (b) the Reference Company Per Share Price.

FDA. “FDA” shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

FDA Act. “FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger and the CVRs, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Contract. “Government Contract” shall mean any Contract that (a) is between any Tetraphase Company, on the one hand, and a Governmental Body, on the other hand or (b) is entered into by any Tetraphase Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Body. All orders or calls under a Government Contract shall be deemed part of the same Government Contract.

Government Contract Bid. “Government Contract Bid” shall mean any quotation, offer, bid or proposal made by the Company prior to the Effective Time that, if accepted, would result in or lead to a Government Contract. For avoidance of doubt, the term Government Contract Bid includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq Global Market).

Health Care Laws. “Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. § 201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback

Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. § 801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.), and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Bodies.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international material patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

IT Systems. “IT Systems” shall mean any information technology systems used in connection with, and material to, the operation of the business of the Company, including any software and any servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment.

knowledge of the Company. “knowledge of the Company” or a similar phrase shall mean the actual knowledge as of the date of this Agreement of Larry Edwards, Maria Stahl and Christopher Watt.

knowledge of Parent. “knowledge of Parent” or a similar phrase shall mean the actual knowledge as of the date of this Agreement of Vincent Angotti, Raffi Asadorian and Ruben Garcia.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Global Market or Nasdaq Global Select Market).

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to such information, document or other material Made Available by the Company: (i) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company with iDeals Solutions in connection with the Contemplated Transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement, and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available prior to the execution of the Agreement by e-mail to the Company or its Representatives; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Oxford Loan Agreement. “Oxford Loan Agreement” shall mean the Loan and Security Agreement, dated May 30, 2019, between Parent and Oxford Finance LLC.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the AcelRx Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the AcelRx Companies is a party; and (b) by which any of the AcelRx Companies is bound or under which any of the AcelRx Companies has, or may become subject to, any express right or obligation.

Parent Designated Representations. “Parent Designated Representations” shall mean the representations and warranties set forth in Section 3.1, Section 3.3(a) (the first sentence only), 3.3(c), 3.7, and 3.9.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Equity Award. “Parent Equity Award” shall mean the Parent Options, Parent RSUs and Parent PRSUs.

Parent ESPP. “Parent ESPP” shall mean Parent’s 2011 Employee Stock Purchase Plan.

Parent IP. “Parent IP” shall mean: (a) all material Intellectual Property Rights in or to the Parent Products; and (b) all other material Intellectual Property Rights and Intellectual Property with respect to which any of the AcelRx Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole;

provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which any AcelRx Companies participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Parent Companies, taken as a whole as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses, pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Parent Companies, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of Parent’s securities on the Nasdaq Global Select Market (it being understood, however, that, except as otherwise provided in this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or could or would occur); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or could or would occur); (vi) any stockholder litigation arising from or relating to this Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Parent’s board of directors to the Parent’s stockholders under applicable Legal Requirements; (vii) resulting or arising out of the execution, announcement or performance of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or any of the Contemplated Transactions; or (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

Parent Option Plans. “Parent Option Plans” shall mean: (a) Parent’s 2006 Stock Plan, as amended; (b) Parent’s 2011 Equity Incentive Plan; and (c) any other equity incentive plan of Parent adopted following the date hereof and prior to the Effective Time.

Parent Permitted Encumbrances. “Parent Permitted Encumbrances” shall mean: (i) any lien for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, warehousemen’s or other statutory liens arising in the ordinary course of business and for which appropriate reserves have been established on the face of the Parent Unaudited Balance Sheet to the extent required by GAAP; (iii) liens on goods in transit incurred in the ordinary course of business; and (iv) liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the AcelRx Companies, taken as a whole.

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Parent.

Parent Product. “Parent Product” shall mean DSUVIA, DZUVEO and Zalviso, and any other clinical or pre-clinical products that have reached the development candidate stage owned by, or licensed to, the Parent or any AcelRx Company, or which the Parent or any AcelRx Company is currently developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

Parent PRSU. “Parent PRSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, and which vests in whole or in part contingent upon the attainment of one or more performance goals, whether granted by Parent pursuant to a Parent Option Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent RSU. “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Option Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, and which is not a Parent PRSU.

Parent Unaudited Balance Sheet. “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of September 30, 2019 included in the Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.

Parent Warrants. “Parent Warrants” shall mean the warrants to purchase Parent Common Stock issued, on May 30, 2019, to Oxford Finance LLC and its affiliates.

Permitted Acquisition. “Permitted Acquisition” shall mean a merger, acquisition, share exchange, business combination, in-licensing, out-licensing or similar transaction (other than a Prohibited Acquisition) with respect to an AcelRx Company, in each case as would not reasonably be expected to, individually or in the aggregate with any other Permitted Acquisition(s), impair or delay, in any material respect, Parent’s ability to consummate the Contemplated Transactions on or before the End Date.

Permitted Financing. “Permitted Financing” shall mean any bona fide financing (including any equity financing involving Parent Common Stock (including warrants) or any debt financing, but excluding an equity financing involving Parent Preferred Stock).

Person. “Person” shall mean any individual, Entity or Governmental Body, including Parent, the Company and Merger Sub.

Pre-Funded Warrants. “Pre-Funded Warrants” shall mean those certain pre-funded warrants to purchase Company Common Stock sold pursuant to that certain (a) Securities Purchase Agreement, dated as of October 29, 2019, among the Company and the purchaser identified therein, (b) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein and (c) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein, in each case other than the Black-Scholes Warrants.

Prohibited Acquisition. “Prohibited Acquisition” shall mean any acquisition by Parent of an antibiotic product through a merger, acquisition, share exchange, business combination, in-licensing or similar transaction.

Proxy Statement/Prospectus. “Proxy Statement/Prospectus” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Reference Company Fully Diluted Shares. “Reference Company Fully Diluted Shares” means 10,800,166.

Reference Company Per Share Price. “Reference Company Per Share Price” shall mean $1.43.

Reference Date. “Reference Date” shall mean March 13, 2020.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Residual Equity Value. “Residual Equity Value” shall mean (a) $20,000,000, minus (b) the dollar amount by which the Company Net Cash is less than the Target Net Cash, minus (c) the Company Warrantholder Payout.

Rights Agent. “Rights Agent” shall mean a rights agent with respect to the CVRs mutually agreeable to Parent and the Company.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Time. “Specified Time” shall mean the earlier of (a) the time at which this Agreement is terminated in accordance with the terms hereof and (b) the date on which the Required Company Stockholder Vote is obtained.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” means any bona fide written Acquisition Proposal involving an Acquisition Transaction that is not subject to any financing contingency, which the Company Board shall have determined (after consultation with its independent financial advisor and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) and creditors than the Contemplated Transactions; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Target Net Cash. “Target Net Cash” shall mean $5,000,000.

Tax. “Tax” shall mean any and all (a) federal, state, local, foreign or other tax (including any income tax, franchise tax, profits tax, license tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, environmental tax, escheat or unclaimed property obligation, custom tax, goods and services tax, service use tax, license tax, profit tax or other like assessments or charges of any kind whatsoever), and (b) charge, fine, penalty, interest, additions to tax, or additional amounts imposed by any Governmental Body in connection with (i) any item described in clause (a) above or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tetraphase Companies. “Tetraphase Companies” shall mean: (a) the Company; and (b) each of Company’s Subsidiaries.

Transaction Expenses. “Transaction Expenses” shall mean, without duplication and subject to Section 8.3 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), with respect to each party, all fees and expenses incurred by such party at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing the Form S-4 Registration Statement, the Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Form S-4 Registration Statement, the Proxy Statement/Prospectus and any amendments and supplements thereto; (d) only with respect to Parent, any fees associated with listing the shares of Parent Common Stock in connection with the Contemplated Transactions on the Nasdaq Global Market, including the portion of Parent’s periodic Nasdaq fees that is attributable to the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions; and (e) only with respect to the Company, any “single-trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within 90 days following the Closing), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the Contemplated Transactions (provided, that Transaction Expenses shall not include any amounts (i) payable as a result of any arrangements implemented or actions taken by the Parent, or by the Tetraphase Companies after the Effective Time, or (ii) discharged prior to the Closing).

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result in such breach.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of the Agreement listed opposite such term:

Term	Section
Acceptable Confidentiality Agreement	4.4(a)
Accounting Firm	1.11(e)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Anticipated Closing Date	1.11(a)
Book Entry Shares	1.5(c)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company 401(k) Plan	5.4(c)
Company Adverse Change in Recommendation	5.2(b)
Company Board Recommendation	5.2(b)
Company Certifications	2.4(a)
Company ESPP	2.3(c)
Company’s Financial Advisor	2.26
Company Material Contract	2.10(a)
Company Permitted Encumbrances	2.6
Company SEC Documents	2.4(a)
Company Stock Certificate	1.6
Company Stockholder Voting Agreements	Recitals
Company Stockholders’ Meeting	5.2(a)
Continuing Employees	5.4(a)
D&O Tail Policy	5.5(b)
Determination Notice	5.2(c)(i)
Dispute Notice	1.11(b)
Dissenting Company Shares	1.5(d)
Effective Time	1.3
End Date	8.1(e)
Enforceability Exceptions	2.10(b)
Environmental Law	2.17(e)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
Existing D&O Policy	5.5(b)
file	3.4(a)
Indemnified Persons	5.5(a)
Material Company Plan	2.16(c)
Material Company Plans	2.16(c)
Materials of Environmental Concern	2.17(e)
Maximum Premium	5.5(b)
Merger	Recitals
Merger Sub	Preamble
Net Cash Calculation	1.11(a)
Net Cash Schedule	1.11(a)
Ordinary Commercial Agreement	2.15(f)
Parent	Preamble
Parent Benefit Plans	5.4(d)
Parent Certifications	3.4(a)
Parent Expenses	8.3(c)
Parent SEC Documents	3.4(a)
Pre-Closing Period	4.1

Term	Section
Qualified Plan Loans	2.16(o)
Release	2.17(e)
Required Company Stockholder Vote	2.24
Response Date	1.11(b)
Specified Agreement	8.1(f)
Surviving Corporation	1.1
Tetraphase Leased Real Property	2.8(c)
Tetraphase Registered IP	2.9(a)
Termination Fee	8.3(b)(iii)
Triggering Event	8.1(d)

Exhibit B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TETRAPHASE PHARMACEUTICALS, INC.

I.

The name of this corporation is Tetraphase Pharmaceuticals, Inc.

II.

The registered office of the corporation in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 100, each having a par value of $0.001.

V.

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil,

1.

criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SIXTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SIXTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

2.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article SIXTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SIXTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SIXTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article SIXTH, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH; and provided further that no such advancement of expenses shall be made under this Article SIXTH if it is determined (in the manner described in Section 6 of this Article SIXTH) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

3.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SIXTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SIXTH (and none of the circumstances described in Section 4 of this Article SIXTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SIXTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article SIXTH only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2 of this Article SIXTH, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article SIXTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SIXTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SIXTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article SIXTH, except as set forth in Section 7 of this Article SIXTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SIXTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article SIXTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

4.

9. Subsequent Amendment. No amendment, termination or repeal of this Article SIXTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article SIXTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article SIXTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SIXTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SIXTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article SIXTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

6.

IN WITNESS WHEREOF, the corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on [•].

Tetraphase Pharmaceuticals, Inc.

By:
Name:
Title:

Exhibit C

SECOND AMENDED AND RESTATED BYLAWS

OF

TETRAPHASE PHARMACEUTICALS, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801 or in such other location as the Board of Directors may from time to time determine or the business of the corporation may require.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL and applicable law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this paragraph), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section (or elected or appointed pursuant to Article IV of these Bylaws) shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by directors representing a quorum of the Board of Directors or (iv) by the holders of shares entitled to cast not less than 20% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. At any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”), stockholders holding 5% or more of the outstanding shares shall have the right to call a special meeting of stockholders as set forth in Section 18(b) of these Bylaws.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than 35 nor more than 120 days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting pursuant to the Certificate of Incorporation, these Bylaws or applicable law. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting (including giving consent pursuant to Section 13) shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL. If the action to which the stockholders consent is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d) An electronic mail, facsimile or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section, provided that any such electronic mail, facsimile or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic mail, facsimile or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such electronic mail, facsimile or electronic transmission. The date on which such electronic mail, facsimile or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic mail, facsimile or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by electronic mail, facsimile or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chief Executive Officer, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

(b) At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

(i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(ii) the Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of the stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL, the term of office of any director shall terminate upon that election of a successor.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to elect such director.

(b) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Section 21. Meetings

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer (if a director), the President (if a director) or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving; provided, however, that such number shall never be less than 1/3 of the total number of directors except that when one director is authorized, then one director shall constitute a quorum. At any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting. If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in this Section to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of paragraphs (a) or (b) of this Section may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer (if a director), or if the Chief Executive Officer is not a director or is absent, the President (if a director), or if the President is not a director or is absent, the most senior Vice President (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary directed to do so by the Chief Executive Officer or President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors, or by the Chief Executive Officer or other officer if so authorized by the Board of Directors.

(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no Chief Executive Officer and no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section.

(c) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of President. In the absence or disability of the Chief Executive Officer or if the office of Chief Executive Officer is vacant, the President shall preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. If the office of Chief Executive Officer is vacant, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(e) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chief Executive Officer may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

(g) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time. The Chief Executive Officer may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the Chief Executive Officer or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written or electronic consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name, or to enter into contracts on behalf of the corporation, except as otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries of funds to the credit of the corporation or on special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of shares of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers, including but not limited to the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Restrictions on Transfer.

(a) No holder of any of the shares of stock of the corporation may sell, transfer, assign, pledge, or otherwise dispose of or encumber any of the shares of stock of the corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”) without the prior written consent of the corporation, upon duly authorized action of its Board of Directors. The corporation may withhold consent for any legitimate corporate purpose, as determined by the Board of Directors. Examples of the basis for the corporation to withhold its consent include, without limitation, (i) if such Transfer to individuals, companies or any other form of entity identified by the corporation as a potential competitor or considered by the corporation to be unfriendly; or (ii) if such Transfer increases the risk of the corporation having a class of security held of record by 2,000 or more persons, or 500 or more persons who are not accredited investors (as such term is defined by the SEC), as described in Section 12(g) of the 1934 Act and any related regulations, or otherwise requiring the corporation to register any class of securities under the 1934 Act; or (iii) if such Transfer would result in the loss of any federal or state securities law exemption relied upon by the corporation in connection with the initial issuance of such shares or the issuance of any other securities; or (iv) if such Transfer is facilitated in any manner by any public posting, message board, trading portal, internet site, or similar method of communication, including without limitation any trading portal or internet site intended to facilitate secondary transfers of securities; or (v) if such Transfer is to be effected in a brokered transaction; or (vi) if such Transfer represents a Transfer of less than all of the shares then held by the stockholder and its affiliates or is to be made to more than a single transferee.

(b) If a stockholder desires to Transfer any shares, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer. Any shares proposed to be transferred to which Transfer the corporation has consented pursuant to paragraph (a) of this Section will first be subject to the corporation’s right of first refusal located in Section 37 of these Bylaws.

(c) At the option of the corporation, the stockholder shall be obligated to pay to the corporation a reasonable transfer fee related to the costs and time of the corporation and its legal and other advisors related to any proposed Transfer.

(d) Any Transfer, or purported Transfer, of shares not made in strict compliance with this Section shall be null and void, shall not be recorded on the books of the corporation and shall not be recognized by the corporation.

(e) The foregoing restriction on Transfer shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act of 1933, as amended (the “1933 Act”).

(f) The certificates representing shares of stock of the corporation shall bear on their face the following legend so long as the foregoing Transfer restrictions are in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

(g) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the foregoing restriction on Transfer in Section 36(a):

(1) A stockholder’s Transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such Transfer;

(2) A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent Transfer of said shares by said institution shall be conducted in the manner set forth in this Bylaw;

(3) A stockholder’s Transfer of any or all of such stockholder’s shares to the corporation or to any other stockholder of the corporation;

(4) A stockholder’s Transfer of any or all of such stockholder’s shares to a person who, at the time of such Transfer, is an officer or director of the corporation;

(5) A corporate stockholder’s Transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder;

(6) A corporate stockholder’s Transfer of any or all of its shares to any or all of its stockholders; or

(7) A Transfer by a stockholder that is a limited or general partnership to any or all of its partners or former partners in accordance with partnership interests.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section and any other restrictions set forth in these Bylaws, and there shall be no further Transfer of such stock except in accord with this Section and the other provisions of these Bylaws.

Section 37. Right of First Refusal. No stockholder shall Transfer any of the shares of stock of the corporation, except by a Transfer that meets the requirements set forth in this Section 37, in addition to any other restrictions or requirements set forth under applicable law or these Bylaws:

(a) If the stockholder desires to Transfer any of his or her shares of stock, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b) For 30 days following receipt of such notice, the corporation shall have the option to purchase up to all the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the stockholder, the corporation shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other Transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the corporation elects to purchase all of the shares or, with consent of the stockholder, a lesser portion of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in paragraph (d) of this Section.

(c) The corporation may assign its rights hereunder.

(d) In the event the corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within 30 days after the Secretary of the corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

(e) In the event the corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, subject to the corporation’s approval and all other restrictions on Transfer located in Section 36 of these Bylaws, within the 60-day period following the expiration or waiver of the option rights granted to the corporation and/or its assignees(s) herein, Transfer the shares specified in said transferring stockholder’s notice that were not acquired by the corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this Bylaw in the same manner as before said Transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the right of first refusal in paragraph (a) of this Section:

(1) A stockholder’s Transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such Transfer;

(2) A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent Transfer of said shares by said institution shall be conducted in the manner set forth in this Bylaw;

(3) A stockholder’s Transfer of any or all of such stockholder’s shares to the corporation or to any other stockholder of the corporation;

(4) A stockholder’s Transfer of any or all of such stockholder’s shares to a person who, at the time of such Transfer, is an officer or director of the corporation;

(5) A corporate stockholder’s Transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder;

(6) A corporate stockholder’s Transfer of any or all of its shares to any or all of its stockholders; or

(7) A Transfer by a stockholder that is a limited or general partnership to any or all of its partners or former partners in accordance with partnership interests.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section and any other restrictions set forth in these Bylaws, and there shall be no further Transfer of such stock except in accord with this Section and the other provisions of these Bylaws.

(g) The provisions of this Bylaw may be waived with respect to any Transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder). This Bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation.

(h) Any Transfer, or purported Transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this Bylaw are strictly observed and followed.

(i) The foregoing right of first refusal shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act of 1933, as amended.

(j) The certificates representing shares of stock of the corporation that are subject to the right of first refusal in paragraph (a) of this Section shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

(k) To the extent this Section conflicts with any written agreements between the corporation and the stockholder attempting to Transfer shares, such agreement shall control.

Section 38. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 40. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 41. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

NOTICES

Section 44. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in paragraph (a) of this Section, or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XII

AMENDMENTS

Section 45. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIII

LOANS TO OFFICERS

Section 46. Loans to Officers. Except as otherwise prohibited under applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XIV

MISCELLANEOUS

Section 47. Annual Report.

(a) Subject to the provisions of paragraph (b) of this Section, the Board of Directors shall cause an annual report to be sent to each stockholder of the corporation not later than 120 days after the close of the corporation’s fiscal year. Such report shall include a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that such statements were prepared without audit from the books and records of the corporation. When there are more than 100 stockholders of record of the corporation’s shares, as determined by Section 605 of the CGCL, additional information as required by Section 1501(b) of the CGCL shall also be contained in such report, provided that if the corporation has a class of securities registered under Section 12 of the 1934 Act, the 1934 Act shall take precedence. Such report shall be sent to stockholders at least 15 days prior to the next annual meeting of stockholders after the end of the fiscal year to which it relates.

(b) If and so long as there are fewer than 100 holders of record of the corporation’s shares, the requirement of sending of an annual report to the stockholders of the corporation is hereby expressly waived.

Section 48. Forum. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the corporation; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine.

Exhibit D

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [_____], 2020 (this “Agreement”), is entered into by and between AcelRx Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and [____]1, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Consolidation Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”), and Tetraphase Pharmaceuticals, Inc., a Delaware corporation (including in its capacity as the surviving corporation in the Merger, the “Company”), have entered into an Agreement and Plan of Merger dated as of March 15, 2020 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Merger Sub will merge with and into Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned indirect subsidiary of the Parent;

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Company’s stockholders the right to receive contingent value rights as hereinafter described;

WHEREAS, a registration statement on Form S-4 (No. [____]) with respect to the shares of Parent Common Stock issuable pursuant to the Merger Agreement and issuable pursuant to the contingent value rights as provided herein has been prepared and filed by Parent with the Securities and Exchange Commission and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such contingent value rights as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, Parent and the Rights Agent hereby agree as follows:

1.	DEFINITIONS

1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth on the CVR Register.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; “control” means the ownership, directly or indirectly, of more than 50% of the voting securities entitled to vote for the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

“Calendar Quarter” means each period of three consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

[1]	Note to Draft: Rights Agent to be determined in accordance with the Merger Agreement.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (ii) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (iii) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than any bona fide equity financing transaction solely related to the continued financing of the operations of Parent and its subsidiaries.

“Commercially Reasonable Efforts” means, with respect to a task related to a product, the efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to a product of similar potential (including commercial potential), taking into account its proprietary position and profitability (including pricing and reimbursement status, but excluding the obligation to pay the Milestone Amounts under this Agreement), anticipated or actual market conditions and economic return potential, the regulatory environment, and other relevant technical, commercial, legal, scientific and/or medical factors.

“CVRs” means the rights of Holders to receive contingent payments of cash and Parent Common Stock pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” has the meaning set forth in Section 6.1(a).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.5(a).

“Licensee” means any non-Affiliate third party granted a license by Parent or its Affiliates under the Company IP to make, have made, use, sell, offer for sale, or import XERAVA in the U.S., but shall exclude any (i) third party distributor of XERAVA that has no royalty or other payment obligations to any Parent or any of its Affiliates that are calculated based on amounts invoiced or received by such third party for sales of XERAVA or (ii) a third party distributor of XEVARA that (x) does not take title to XEVARA, (y) does not invoice XEVARA sales to third party customers and (z) is responsible only for inventory management and distribution with respect XEVARA on behalf of Parent or its Affiliates.

“Milestone” means each of Milestone 1, Milestone 2 and Milestone 3.

“Milestone 1” means achievement of annual Net Sales of at least $20,000,000 during the Calendar Year ending on December 31, 2021.

2

“Milestone 2” means achievement of annual Net Sales of at least $35,000,000 during any Calendar Year ending on or before December 31, 2024.

“Milestone 3” means achievement of annual Net Sales of at least $55,000,000 during any calendar year ending on or before December 31, 2024.

“Milestone Amount” means each of Milestone 1 Amount, Milestone 2 Amount and Milestone 3 Amount.

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1, an amount per CVR equal to the quotient of $2,500,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest (it being understood and agreed that all Milestones or a combination of any two Milestones can be earned in the same year, in which case all such applicable Milestone Amounts shall be payable).

“Milestone 2 Amount” means, with respect to the achievement of Milestone 2, an amount per CVR equal to the quotient of $4,500,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest (it being understood and agreed that all Milestones or a combination of any two Milestones can be earned in the same year, in which case all such applicable Milestone Amounts shall be payable).

“Milestone 3 Amount” means, with respect to the achievement of Milestone 3, an amount per CVR equal to the quotient of $5,500,000 divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and this Agreement, without interest (it being understood and agreed that all Milestones or a combination of any two Milestones can be earned in the same year, in which case all such applicable Milestone Amounts shall be payable).

“Milestone Cash Amount” has the meaning set forth in Section 2.4(a)(i)

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a)(i)

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Stock Amount” has the meaning set forth in Section 2.4(a)(i)

“Milestone Stock Price” means the average closing price of a share of Parent Common Stock on the Nasdaq Global Select Market for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date of the applicable Milestone Payment Date.

“Net Sales” means the gross amount invoiced by Parent, any of its Affiliates (including the Surviving Corporation) or any of its Licensees (each, a “Selling Party”) to a third party for sales or distribution of XERAVA in the U.S., less the following deductions as calculated in accordance with GAAP consistently applied:

(i) customary trade, cash and quantity discounts given to customers;

(ii) rebates, credits and allowances given by reason of rejections returns, damaged or defective product or recalls;

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(iii) government-mandated rebates, credits and adjustments paid or deducted;

(iv) customary price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies;

(v) reasonable and customary freight, shipping, insurance and other transportation expenses, if borne by the applicable Selling Party without reimbursement from any third party;

(vi) amounts written off as uncollectable debt; provided that the amount of any uncollectable debt deducted pursuant to this exception and actually collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

(vii) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of XERAVA (but not including taxes assessed against the net income derived from such sale).

Furthermore, Net Sales shall not include use of or sale at or below the direct manufacturing cost of XERAVA by Parent, its Affiliates (including the Surviving Corporation) and/or its sublicensees of XERAVA for non-clinical or clinical studies, patient-assistance programs or charitable donations.

Resales or sales of XERAVA made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the subsequent resale or sale to a non-Affiliate third party (other than a Selling Party) shall be included in the computation of Net Sales.

All Net Sales shall be computed in Dollars, and where any Net Sales are calculated in a currency other than Dollars, they shall be translated into Dollars in accordance with GAAP.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Share Cap” shall mean a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to 19.9% of the total number of shares of Parent Common Stock that are issued and outstanding immediately prior to the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (f) as provided in Section 2.13.

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“Reorganization” has the meaning set forth in Section 2.7(a) .

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Share” means each share of Company Common Stock outstanding immediately prior to the Effective Time, except any (i) shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Effective Time (or held in the Company’s treasury), (ii) shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent as of immediately prior to the Effective Time or (iii) Dissenting Company Shares.

“Transfer Agent” has the meaning set forth in Section 2.6(b).

“U.S.” means the United States of America and its territories, districts and possessions.

1.2. Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.	CONTINGENT VALUE RIGHTS

2.1. CVRs. As provided in the Merger Agreement, effective as of the Effective Time, (i) each Share shall be converted into the right to receive the Merger Consideration, which includes one CVR, and (ii) each Company Warrant that is assumed and converted pursuant to Section 5.3(c) of the Merger Agreement shall be treated in accordance with its terms. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

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2.2. Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer, and, in the case of a Permitted Transfer, only in accordance with Section 2.3(c) hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereto. Any such sale, assignment, transfer, pledge, encumbrance or disposal of CVRs, in whole or in part, in violation of this Section 2.2, shall be null and void and of no effect.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of identifying the Holders and registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish such payment to any former street name holders of the Shares by sending such payments to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its written guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to cover any stamp or other Tax or other governmental charge that is imposed in connection with any such registration, transfer or assignment). All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) If any Milestone is achieved, then, in each case, on a date (a “Milestone Payment Date”) that is within 60 days following the last day of such Calendar Quarter in which such Milestone is achieved:

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(i) Parent will deliver to the Rights Agent (A) a notice (a “Milestone Notice”) indicating (1) the achievement of such Milestone and that the Holders are entitled to receive the applicable Milestone Amount, and (2) Parent’s election as to which portion of such Milestone Amount shall be settled by payment of cash (the “Milestone Cash Amount”) pursuant to Section 2.4(b) or by credit of Parent Common Stock (the “Milestone Stock Amount”) pursuant to Section 2.4(c), and (B) cash in the aggregate amount of the Milestone Cash Amount (if such amount is greater than zero).

(ii) Subject to the terms of this Agreement, including Section 2.4(d), each CVR shall entitle the Holder thereof to receive from Parent the number of fully paid and nonassessable shares of Parent Common Stock equal to the applicable Milestone Stock Amount (determined by dividing such amount by the Milestone Stock Price), together, if applicable, with any Milestone Cash Amount, any cash payable in lieu of fractional shares as provided in Section 2.8 and any dividends or distributions payable as provided Section 2.9, in each case subject to any applicable withholding Tax.

(b) The Rights Agent shall promptly, and in any event within 10 Business Days of receipt of a Milestone Notice, as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice. If any Milestone Cash Amount is payable to the Holders, then at the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent shall also pay to each Holder, subject to any applicable withholding Tax, the applicable Milestone Cash Amount (the amount of which each Holder is entitled to receive shall be based on the applicable Milestone Cash Amount multiplied by the number of CVRs held by such Holder as reflected in the CVR Register), in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the applicable Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction.

(c) Promptly following the Milestone Payment Date, and in any event within 10 Business Days, subject to any withholding Tax, Parent shall (i) pay the applicable Milestone Stock Amount by crediting (or shall cause its Transfer Agent to credit) the appropriate number of book-entry shares of Parent Common Stock (as determined in accordance with Section 2.4(a)(ii)) to each Holder in the name of such Holder as recorded in the CVR Register, and such book-entry shares of Parent Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Parent Common Stock as of the applicable Milestone Payment Date, and (ii) deliver to the Rights Agent any cash necessary to be paid to Holders in lieu of fractional shares as provided in Section 2.8 hereof, and the Rights Agent shall deliver to each Holder at his, her or its address appearing on the CVR Register, (x) a written notice specifying the number of shares of Parent Common Stock (if any) paid for each CVR and to whom the shares of Parent Common Stock were issued and the Rights Agent shall promptly record such issuance in the CVR Register and (y) a check reflecting the amount of any cash in lieu of fractional shares to be provided to such Holder as provided in Section 2.8 hereof and, if applicable, amounts payable pursuant to Section 2.9.

(d) Notwithstanding anything to the contrary herein, in no event shall Parent credit (or have any obligation to credit) pursuant to, or in connection with, the CVRs a number of shares of Parent Common Stock that exceeds the Parent Share Cap; provided that this Section 2.4(d) shall not be deemed to limit any Holder’s right to receive any Milestone Amount in full (it being understood that any portion of a Milestone Amount that would otherwise exceed the Parent Share Cap shall be paid as a Milestone Cash Amount).

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(e) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by Parent to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 2.8 hereof and, if applicable, amounts payable pursuant to Section 2.4(b) or Section 2.9 that remains unclaimed as of the first anniversary of the applicable Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) shall be delivered to Parent or its designee and not disbursed to the Holders, and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to such cash that may be payable.

(f) Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any payments delivered to a public official pursuant to any abandoned property, escheat law or other similar Legal Requirements.

(g) If a Milestone is not achieved during any one of the 2021, 2022, 2023 or 2024 Calendar Years, then on or before the date that is 60 days after the expiration of each such applicable Calendar Year period, Parent shall deliver to the Rights Agent a certificate certifying that such Milestone has not occurred, accompanied by a statement setting forth, in reasonable detail, a calculation of Net Sales for the applicable period (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within 10 Business Days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate, including detail regarding the ability of a Holder or Holders to dispute or contest such determination of non-achievement of a Milestone pursuant to this Agreement. If the Rights Agent does not receive from the Acting Holders a written objection to (i) a Milestone Non-Achievement Certificate with respect to Milestone 1, if any, within 180 days of the delivery by the Rights Agent of such Milestone Non-Achievement Certificate to the Holders in accordance with this Section 2.4(g), the Holders shall be deemed to have accepted such Milestone Non-Achievement Certificate and Parent and its Affiliates shall have no further obligation with respect to Milestone 1 and the Milestone 1 Amount, and/or (ii) a Milestone Non-Achievement Certificate with respect to Milestone 2 Milestone 3, and/or Milestone 4, if any, within 180 days of the delivery by the Rights Agent of such Milestone Non-Achievement Certificate with respect the 2024 Calendar Year to the Holders in accordance with this Section 2.4(g), the Holders shall be deemed to have accepted such Milestone Non-Achievement Certificate and Parent and its Affiliates shall have no further obligation with respect to each such Milestone and the applicable Milestone Amount.

2.5. Withholding. Each of Parent, the Rights Agent, the Exchange Agent, the Surviving Corporation, their respective Affiliates, and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required by any law to be deducted and withheld, as may be reasonably determined by such Person. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6. Reservation of Parent Common Stock.

(a) Parent will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Parent Common Stock or the authorized and issued Parent Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Parent Common Stock to the Holders of CVRs, the maximum number of shares of Parent Common Stock, subject to Section 2.4(d), which may then be deliverable to the Holders of all outstanding CVRs.

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(b) Parent will keep a copy of this Agreement on file with the transfer agent for Parent Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of Parent Common Stock issuable to Holders of the CVRs. Parent will provide or otherwise make available any cash which may be payable as provided in Section 2.8 and Section 2.9 hereof. Parent will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 2.10 hereof.

(c) Parent covenants that all shares of Parent Common Stock which may be issued upon payment of CVRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. Parent will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable Parent to perform its obligations under this Agreement.

2.7. Adjustment of CVRs.

(a) In case of any capital reorganization, other than any capital reorganization that does not result in any reclassification of the outstanding shares of Parent Common Stock into shares of other stock or other securities or property (collectively any such actions being hereinafter referred to as “Reorganizations”) and/or any Change of Control, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon payment of CVRs.

(b) Whenever an adjustment is made to the terms of the CVRs pursuant to this Section 2.7, Parent will deliver to the Rights Agent a notice of such Reorganization or Change of Control within 3 Business Days of the closing of such Reorganization or Change of Control, setting forth in reasonable detail the terms of such Reorganization or Change of Control and any adjustments made pursuant to this Section 2.7. The Rights Agent shall promptly, and in any event within 10 Business Days of receipt of such a notice, send each Holder a copy of such notice in accordance with Section 7.2

(c) The Rights Agent has no duty to determine when an adjustment under this Section 2.7 should be made, how it should be made or what it should be. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon payment of CVRs. The Rights Agent shall not be responsible for the Parent’s failure to comply with this Section 2.7.

(d) For purpose of this Section 2.7, the term “shares of Parent Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.001 per share, of Parent as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 2.7, the Holders of CVRs shall become entitled to receive any securities of Parent other than, or in addition to, shares of Parent Common Stock, thereafter the number or amount of such other securities so issuable upon payment of each CVR shall be subject to terms as nearly equivalent as practicable to the provisions with respect to the shares of Parent Common Stock issuable hereunder.

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2.8. No Fractional Shares. Parent shall not be required to issue fractional shares of Parent Common Stock upon payment of CVRs, and no certificates or scrip for any such fractional shares shall be issued. If more than one CVR shall be payable at the same time with respect to the same Holder, the number of full shares of Parent Common Stock which shall be issuable upon the payment thereof shall be computed on the basis of the aggregate number of shares of Parent Common Stock issuable upon the payment of such CVRs. If any fraction of a share of Parent Common Stock would, except for the provisions of this Section 2.8, be issuable on the payment of any CVRs, Parent shall pay in cash the dollar amount (rounded to the nearest whole cent, with numbers ending with .5 or more being rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the Milestone Stock Price.

2.9. Dividends or Other Distributions. No dividend or other distribution declared with respect to Parent Common Stock with a record date prior to the applicable Milestone Payment Date shall be paid to Holders of CVRs. To the extent any shares of Parent Common Stock are issued to Holders pursuant to Section 2.4(a)(ii), there shall be paid to such Holders the amount of dividends or other distributions, without interest, declared with a record date after the applicable Milestone Payment Date.

2.10. Notices to CVR Holders. Upon any adjustment pursuant to Section 2.7, Parent shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of Parent, within 10 days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of Parent, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice by Parent may be given in advance and included as a part of the notice to the Holders required under the other provisions of this Section 2.10.

2.11. Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party; provided that in the event the Funds are diminished below the level required for the Rights Agent to make cash payments as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make such payments. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other Person, unless there is a diminution of the Funds due to a deposit or investment made by the Rights Agent, in which case, the Rights Agent agrees that such interest, dividends or earnings shall accrue to the benefit of Parent to the extent of such diminution of the Funds.

2.12. No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR (and not, for the avoidance of doubt, shares of Parent Common Stock issued pursuant to a CVR), the right to receive dividends other than as provided in Section 2.9, or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or any or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent, either at law or in equity.

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(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those expressed in this Agreement and the Merger Agreement.

2.13. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Section 5 and Section 6.

3.	THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

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(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgement, fine, penalty, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of counsel in defending Rights Agent against any loss, liability, damage, judgement, fine, penalty, claim, demands, suits or expense, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Anything to the contrary notwithstanding, in the absence of fraud or willful or intentional misconduct on the part of the Rights Agent, (i) the Rights Agent shall not be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement agreed upon in writing by the Rights Agent and Parent prior to the data hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); and

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

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(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.	COVENANTS

4.1. List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in a form as received from Parent’s Transfer Agent, the names and addresses of the Holders within 10 days of the Effective Time.

4.2. Books and Records. Parent shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.3. Payment of Milestone Cash Amounts. Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Cash Amounts, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.4. Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

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4.5. Audit Rights.

(a) Until December 31, 2025, upon reasonable advance written notice from the Acting Holders, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales hereunder; provided that (x) such Acting Holders (and the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.5 and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. The fees charged by such accounting firm shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. The decision of such accounting firm shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. Parent shall not enter into any transaction constituting a Change of Control unless such agreement contains provisions that would permit such accounting firm with such access to the records of the other party in such Change of Control if and to the extent as are reasonably necessary to ensure compliance with this Section 4.5. The audit rights set forth in this Section 4.5(a) may not be exercised by the Acting Holders more than once in any given twelve (12) month period.

(b) If, in accordance with the procedures set forth in Section 4.5(a), the Independent Accountant concludes that any Milestone Amount should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report, pay each Holder such Milestone Amount (to the extent not paid on a subsequent date), plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such Milestone Amount should have been paid, as applicable, to the date of actual payment, pursuant to Section 2.4(a)(i) and Sections 2.4(b) and 2.4(c), as applicable.

4.6. Commercially Reasonable Efforts. Commencing upon the Closing and continuing until the earlier of December 31, 2024 or the achievement of all Milestones, Parent shall, and shall cause its Affiliates and Licensees to, use Commercially Reasonable Efforts to achieve the Milestones. Without limiting the foregoing, neither Parent nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of any Milestone or the payment of any Milestone Amount.

5.	AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

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(iii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such provisions shall not adversely affect the interests of the Holders;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vii) as may be necessary or appropriate to ensure that the Company complies with applicable law.

In addition to the foregoing, upon the request of Parent, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent in accordance with the terms of this Agreement and the assumption by any successor of the covenants and obligations of such Rights Agent herein, without modification of such covenants or obligations other than as permitted by this Section 5.1.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.13.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder), with the written consent of the Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement.

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5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1. Event of Default.

(a) “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Legal Requirements, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body or otherwise): (i) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Amount after a period of ten (10) Business Days after the Milestone Amount shall become due and payable and (ii) material default in the performance, or breach in any material respect, of any other covenant or warranty of Parent hereunder, and continuance of such default or breach for a period of sixty (60) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

(b) If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, in their discretion, commence a suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

6.2. Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, (a) the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to institute any action or proceeding for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder and (b) in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent.

7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1. Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

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If to the Rights Agent, to it at:

[    ]

[Address]

Attention: [    ]

Facsimile: [    ]

Email: [    ]

If to Parent, to it at:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, California 94063

Attention: Chief Financial Officer

E-mail: legal@acelrx.com

with a copy to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: Robert Phillips; Rama Padmanabhan

E-mail: rphillips@cooley.com; rama@cooley.com

Facsimile: (415) 693-2222

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

7.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.3. Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent and any such subsidiary may assign any or all of its rights, interests and obligations hereunder to one or more other direct or indirect wholly owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent; provided that each such assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; provided, further, that Parent shall remain liable for the performance by each such assignee of all covenants, agreements and obligations of Parent hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each assignee. Each of Parent’s successors and each assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly agree to assume and be bound by all of the terms and conditions

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of this Agreement. This Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate or enter into or consummate any Change of Control; provided, that in the event of a Change of Control, Parent or the Company, as applicable, shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement, in which case the obligation to issue Parent Common Stock set forth herein shall be assumed by the ultimate parent company in such Change of Control and the equity issuable hereunder shall be the equity of such new Person. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s permitted successors and assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent and its permitted successors and assigns, Parent, Parent’s permitted successors and assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers. The rights hereunder of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5. Governing Law; Jurisdiction. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the he laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the parties arising out of or relating to this Agreement or the CVRs: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.7. Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, or stock to be credited, upon the earlier to occur of (a) the payment in full of the Milestone 1 Amount, the Milestone 2 Amount and the Milestone 3 Amount, by Parent crediting (or cause its Transfer Agent to credit) the full amount of shares of Parent Common Stock reflecting each Milestone Stock Amount to each Holder in the name of such Holder as

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recorded in the CVR Register and the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of each Milestone Cash Amount and the potential cash payments in lieu of fractional shares, in each case, as required to be credited or paid, as applicable, under the terms of this Agreement, (b) December 31, 2024, if Milestone 2 and/or Milestone 3 has not been achieved on or prior to such date, and (c) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(e), 2.4(f), 2.4(g), 3.2, 4.5, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10 or this Section 7.7, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.8. Entire Agreement; Counterparts. As it relates to the Rights Agent, this Agreement constitutes the entire agreement of the parties hereto and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between the Parent and the Company this Agreement and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

7.9. No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that the other party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective Affiliates, officers, directors or controlling Persons. The only obligations of the Parent and the Rights Agent to each other and their Affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

7.10. Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of an arbitration panel, court or governmental body of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ACELRX PHARMACEUTICALS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]